     As filed with the Securities and Exchange Commission on April 18, 2005


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                     AMERICAN ORIENTAL BIOENGINEERING, INC.
--------------------------------------------------------------------------------
                 (Name of small business issuer in its charter)


        Nevada                        2023                     84-0605867
-----------------------    --------------------------    -----------------------
(State or jurisdiction         (Primary Standard            (I.R.S. Employer
   of incorporation        Industrial Classification       Identification No.)
   or organization)               Code Number)


           NO. 308 XUEFU ROAD, NANGANG DISTRICT, HARBIN, CHINA, 150086
                             TEL: (86-451) 8666-6601
--------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)


           NO. 308 XUEFU ROAD, NANGANG DISTRICT, HARBIN, CHINA, 150086
                             TEL: (86-451) 8666-6601
--------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)


                             Beckley Singleton CHTD
                                Attorneys at Law
                          530 Las Vegas Boulevard South
                             Las Vegas, Nevada 89101
                               Tel. (702) 385-3373
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                            ------------------------
                                   Copies to:
                              Howard H. Jiang, Esq.
                                Baker & McKenzie
                                805 Third Avenue
                            New York, New York 10022
                               Tel. (212) 751-5700
                            ------------------------

        Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                   Proposed Maximum        Proposed Maximum           Amount of
 Title of Securities to        Amount to be        Offering Price Per      Aggregate Offering        Registration
      be Registered             Registered              Share(1)                Price (1)               Fee(5)
-------------------------  --------------------  -----------------------  ---------------------  --------------------
 Shares of common stock,        6,000,000                $1.57                 $ 9,420,000            $1,108.73
   $.001 par value per
        share(2)

 Shares of common stock         7,500,000                $1.57                 $11,775,000            $1,385.92
   underlying Class A
       warrants(3)

 Shares of common stock         3,000,000                $1.57                 $ 4,710,000            $  554.37
   underlying Class B
       warrants(4)

          Total                16,500,000                $1.57                 $25,905,000            $3,049.02

   (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 based upon the average of the bid and asked prices of the common stock on the OTC Bulletin Board on December 15, 2004, which was $1.57 per share.

   (2) Represents 6,000,000 shares issued by us pursuant to a private placement in November 2004.

   (3) Represents 7,500,000 shares issuable upon the exercise of Class A warrants issued in the private placement in November 2004, among which 1,500,000 shares issuable upon the exercise of Class A warrants were issued to Westminster Securities Corp. for its services as our placement agent in the private placement.

   (4) Represents 3,000,000 shares issuable upon the exercise of Class B warrants issued in the private placement in November 2004.

   (5)    Calculated using $117.70 per million dollars.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   Subject to Completion, dated April 18, 2005

                                   PROSPECTUS

                     AMERICAN ORIENTAL BIOENGINEERING, INC.

                 The Resale of 16,500,000 Shares of Common Stock

        We are registering 16,500,000 shares of our common stock on behalf of the selling shareholders identified under the heading "Selling Shareholders" in this prospectus.

        The selling shareholders may sell the stock from time to time in the over-the-counter market or any exchange on which our company may be listed in the future at the prevailing market price or in negotiated transactions.

        We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from the resale of our common stock pursuant to this offering. We have received proceeds from the sale of our common stock under the private placement in November, 2004 as described in this prospectus. We may also receive proceeds from the exercise of certain warrants held by some of the selling shareholders, of which the underlying shares are also being registered hereby, if the selling shareholders exercise those warrants through a cash exercise.

        Our common stock is quoted on the OTC Bulletin Board under the symbol "AOBO.OB." On April 12, 2005, the average of the bid and asked prices of our common stock was $1.50 per share.

        INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD INVEST IN OUR COMMON STOCK ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. FOR A DISCUSSION OF SOME OF THE RISKS INVOLVED, SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  THE DATE OF THIS PROSPECTUS IS APRIL 18, 2005

        The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

        The following table of contents has been designed to help you find important information contained in this prospectus. We have included subheadings to aid you in searching for particular information to which you might want to return. You should, however, read the entire prospectus carefully.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY .......................................................     3

     About Our Company ...................................................     3
     Our Recent Acquisition ..............................................     3
     About Our Revenues ..................................................     4
     About Our Products ..................................................     4
     The Offering ........................................................     5

RISK FACTORS .............................................................     6

USE OF PROCEEDS ..........................................................    15

SELLING SHAREHOLDERS .....................................................    15

     Our Recent Private Placement ........................................    19

PLAN OF DISTRIBUTION .....................................................    20

MANAGEMENT ...............................................................    21

     Directors and Executive Officers ....................................    21
     Employment Agreements ...............................................    23

BUSINESS .................................................................    25

     Our Products ........................................................    27
     Production Facilities And Equipment .................................    27
     Regulatory Environment ..............................................    29
     Litigation ..........................................................    30

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS ....................................    30

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
  ACCOUNTING AND FINANCIAL DISCLOSURE ....................................    35

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ...........................    36

MARKET INFORMATION .......................................................    36

DIVIDEND POLICY ..........................................................    36

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT ...........    36

DESCRIPTION OF PROPERTY ..................................................    37

DESCRIPTION OF SECURITIES ................................................    37

     Common Stock ........................................................    37
     Preferred Stock .....................................................    38
     Dividends ...........................................................    38
     Warrants ............................................................    38

INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS ........................    39

EXPERTS ..................................................................    39

TRANSFER AGENT ...........................................................    40

LEGAL MATTERS ............................................................    40

ADDITIONAL INFORMATION ...................................................    40

FINANCIAL STATEMENTS .....................................................   F-1

                               PROSPECTUS SUMMARY

        This prospectus summary contains information about our company, our finances, our products and our recent private placement that we believe is most important. This summary is qualified in its entirety by the more detailed information on these and other topics appearing elsewhere in this prospectus, including the information under the heading "Risk Factors" and the information contained in the Financial Statements. This summary is not complete and does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully for a complete understanding of our business. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

        Unless otherwise indicated, all share and per share data in this prospectus (1) do not give effect to shares issuable upon exercise of outstanding options and warrants; and (2) do not give effect to shares reserved for issuance under our 2003 Stock Option Plan. Certain financial information included in this prospectus has been derived from data originally prepared in Renminbi (RMB), the currency of the People's Republic of China. For purposes of this prospectus, a conversion rate of US$1.00 to RMB8.30 was utilized. There is no assurance that RMB amounts could have been or could be converted into US dollars at that rate.

        As used in this prospectus, "we", "us", "our", "AOBO" or "our company" refers to American Oriental Bioengineering, Inc. and all of its subsidiaries and affiliated companies.

ABOUT OUR COMPANY

        Our company was first founded as Champion Ventures, Inc. on November 30, 1970 under the laws of the State of Nevada. In May of 1999, it merged with another Nevada company, Internet Golf association, Inc. ("Internet Golf"), with the latter becoming the surviving entity. On June 26, 2002, through a share exchange, Internet Golf became the sole owner of Harbin Three Happiness Bioengineering Co., Ltd., a company organized under the laws of the People's Republic of China, to which we refer in this prospectus as Harbin Bioengineering. Our company then changed its name into American Oriental Bioengineering, Inc. AOBO has subsequently become and is presently engaged in the development and production of pharmaceutical and health supplement products and traditional Chinese medicinal products that combine modern bio-technology and traditional Chinese medical technology. AOBO has developed a series of biotech products marketed in China.

        The shares of common stock of our company are currently quoted on the Over the Counter Bulletin Board ("OTC Bulletin Board") under the symbol AOBO.OB. We have applied for a listing on the American Stock Exchange and our listing application has been accepted. We are being considered for approval of such listing application although no assurance can be given in this regard.

        Although to date we have been successful in developing our business and products, we face many challenges typically faced by a growing company, including limited access to capital, competition, research and development risks, among many other risks. Our inability to overcome these risks could have an adverse effect on our operations, financial condition and prospects.

        Our principal executive office is located at No. 308 Xuefu Road, Nangang District, Harbin, China, 150086, and our telephone number is (+)86-451-8666-6601.

OUR RECENT ACQUISITION

        On September 8, 2004, our board of directors approved our acquisition of Heilongjiang Songhuajiang Pharmaceutical Limited ("HSPL"), a Chinese state-owned pharmaceutical company with an operating history of approximately fifty years and a product line of approximately seventy products. We paid a cash purchase price of $7,229,000 and assumed all the liabilities of HSPL, including without limitation its existing bank loan with the outstanding balance of approximately $3,614,000.

         The Purchase Agreement, pursuant to which this acquisition occurred, was entered into on September 8, 2004, by and between the company, the Government of Heilongjiang Province of China and HSPL. The purchase transaction closed on October 12, 2004. Pursuant to the Purchase Agreement, the company provided the Government of Heilongjiang Province of China and HSPL and the Government of Heilongjiang Province of China and HSPL provided the company with the customary representations and warranties acceptable in this type of transaction. As a result of the transaction, the company acquired all manufacturing assets, facilities, equipment, land and land use rights, raw material, inventories, intellectual properties and technical talents of HSPL.

ABOUT OUR REVENUES

         Revenues for the year ended December 31, 2004 were $31,966,927, an increase of $11,104,218 from $20,862,709 for the year ended December 31, 2003. Compared to 2003, our sales revenues from our Chinese herbal medicinal products and health food supplement series increased by $15,410,258 and $737,243, respectively. However, our sales of soybean protein peptide decreased by $5,043,283 in 2004 compared to 2003.

ABOUT OUR PRODUCTS

        We have over one hundred products that can be divided into three categories: the herbal-based pharmaceuticals, the soybean peptide series, and the health supplements.

        The herbal-based pharmaceuticals include Cease-Enuresis Soft Gel, a prescription remedy for chronic bedwetting and nighttime urination; Blood SugarDex<7, a medicine that is used for regulating the blood sugar balance for people with diabetic symptoms; and Double Ginseng Yishen Grain, a medicine that is used for immune system disorder.

        Our soybean protein peptide products are based on soybean peptides that consist of a combination of enzymes that can be absorbed by human body. Soybean peptides are derived from soybeans through a biochemical engineering process involving cutting, decomposition, conversion and synthesis of soybean protein. Soybean peptides can be made into various tablets and powders for daily intake and can also be used as an additive in various foods and beverages, including milk, tea and coffee.

        Our health supplements include beverages containing different vitamins and amino acids.

ABOUT OUR RECENT PRIVATE PLACEMENT

        On November 23, 2004, we entered into a stock subscription agreement, to which we refer as the Subscription Agreement, with eighty-five (85) accredited investors, to which we collectively refer as the Subscribers. Pursuant to the Subscription Agreement, the Subscribers purchased six million (6,000,000) shares of AOBO's common stock at a per share purchase price of $1.00 in a private placement.

        Upon the execution of the Subscription Agreement, we also issued to the Subscribers (i) ten (10) Class A warrants and (ii) five (5) Class B warrants for every ten (10) Shares purchased by them under the Subscription Agreement. The exercise price of the Class A warrants is $0.85 per share and the exercise price of the Class B warrants is $1.60 per share. Pursuant to the warrants, the Subscribers are entitled to purchase an aggregate of six million (6,000,000) shares of Class A common stock and three million (3,000,000) shares of Class B common stock. The warrants will expire three (3) years from the effectiveness of the registration statement of which this prospectus is a part, and contain a cashless exercise provision. See also "Selling Shareholders."

        Westminster Securities Corp. acted as our placement agent in the private placement described above. In consideration of Westminster's services, we issued to Westminster or its designees 1,500,000 Class A warrants representing the right to purchase up to 1,500,000 shares of our Class A common stock under the same terms as described in the preceding paragraph.

        Pursuant to the Subscription Agreement, we are required to file with the Commission a registration statement, which registers all the shares of common stock and the shares underlying the warrants issued or issuable to the Subscribers and Westminster in the private placement, in an aggregate, 16,500,000 shares.

                                  THE OFFERING

Common stock outstanding prior to this offering            33,748,827
Common stock being offered for resale to the public        (1) 16,500,000
Common stock outstanding after this offering               (1) 50,246,827

Percentage of common stock outstanding following this      32.8%
offering  that shares being offered for resale represent

Total proceeds raised by offering:                         We will not receive any proceeds from the resale of
                                                           our common stock pursuant to this offering. We have
                                                           received $6 million  in  gross proceeds from the
                                                           subscribers under the Subscription Agreement. We may
                                                           also  receive some proceeds  if any of the selling
                                                           shareholders exercise their warrants through cash
                                                           exercise.

Use of proceeds:                                           Any proceeds we may receive will be used for acquisition
                                                           of businesses and general corporate purposes.

(1) Assumes that all of the shares being registered will be issued pursuant to the Subscription Agreement.

                                  RISK FACTORS

        An investment in our common stock being offered for resale by the selling shareholders is very risky. You should carefully consider the risk factors described below, together with all other information in this prospectus before making an investment decision. Additional risks and uncertainties not presently foreseeable to us may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or operating results could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATING TO OUR COMPANY

WE NEED TO MANAGE GROWTH IN OPERATIONS TO MAXIMIZE OUR POTENTIAL GROWTH AND ACHIEVE OUR EXPECTED REVENUES.

        In order to maximize potential growth in our current and potential markets, we believe that we must expand our manufacturing and marketing operations. We have been experiencing over one hundred per cent (100%) growth in our revenues over the last year, however, there can be no assurance that we will be able to maintain such growth or any growth of our business. To fund our anticipated expansion, we need an increased amount of working capital. This expansion will place a significant strain on our management and our operational, accounting, and information systems. We expect that we will need to continue to improve our financial controls, operating procedures, and management information systems. We will also need to effectively train, motivate, and manage our employees. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

        Since the acquisition of Heilongjiang Songhuajiang Pharmaceutical Company Limited in September, 2004, we have continued to investigate possible additional acquisition for 2005. We intend to use the net proceeds from the recent $6 million raised and our retained earnings as well as our common stock, if possible, to fund such potential acquisitions. If and when we identify potential additional acquisition targets, we will issue timely disclosure statements.

IF WE ARE NOT ABLE TO IMPLEMENT OUR STRATEGIES IN ACHIEVING OUR BUSINESS OBJECTIVES, OUR BUSINESS OPERATIONS AND FINANCIAL PERFORMANCE MAY BE ADVERSELY AFFECTED.

        Our business plan is based on circumstances currently prevailing and the bases and assumptions that certain circumstances will or will not occur, as well as the inherent risks and uncertainties involved in various stages of development. However, there is no assurance that we will be successful in implementing our strategies or that our strategies, even if implemented, will lead to the successful achievement of our objectives. If we are not able to successfully implement our strategies, our business operations and financial performance may be adversely affected.

IF WE NEED ADDITIONAL CAPITAL TO FUND OUR GROWING OPERATIONS, WE MAY NOT BE ABLE TO OBTAIN SUFFICIENT CAPITAL AND MAY BE FORCED TO LIMIT THE SCOPE OF OUR OPERATIONS.

        As we implement our plan to expand into additional markets, we may experience increased capital needs and we may not have enough capital to fund our future operations without additional capital investments. Our capital needs will depend on numerous factors, including (1) our profitability; (2) the release of competitive products by our competition; (3) the level of our investment in research and development; and (4) the amount of our capital expenditures. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

        If we cannot obtain additional funding, we may be required to:

                o     reduce our investments in research and development;

                o     limit our marketing efforts; and

                o     decrease or eliminate capital expenditures.

        Such reductions could materially adversely affect our business and our ability to compete.

        Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are acceptable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us. See "Management's Discussion and Analysis--Liquidity and Capital Resources."

WE MAY HAVE DIFFICULTY DEFENDING OUR INTELLECTUAL PROPERTY RIGHTS FROM INFRINGEMENT.

        We regard our service marks, trademarks, trade secrets, patents and similar intellectual property as critical to our success. We rely on trademark, patent and trade secret law, as well as confidentiality and license agreements with our employees, customers, partners and others to protect our proprietary rights. We have received trademark and patent protection for our products in the People's Republic of China. No assurance can be given that our patents and licenses will not be challenged, invalidated, infringed or circumvented, or that our intellectual property rights will provide competitive advantage to us. There can be no assurance that we will be able to obtain a license from a third-party technology that we may need to conduct our business or that such technology can be licensed at a reasonable cost.

        Presently we sell our products mainly in China and export a very small portion of our food related products to Japan and South Korea. China will remain our primary market for the foreseeable future. We are looking at the market in Hong Kong and are studying the market in the United States, but we do not have immediate plans to market our product in the United States or enter into any other countries or regions. Other than China and an application for approval of trademarks and import licenses in Hong Kong, we have not applied for any trademark or patent protection in these countries but intended to do so in the near future. Therefore, the measures we take to protect our proprietary rights may be inadequate and we cannot give you any assurance that our competitors will not independently develop formulations and processes that are substantially equivalent or superior to our own or copy our products.

WE DEPEND ON THE SUPPLY OF RAW MATERIALS, AND ANY ADVERSE CHANGES IN SUCH SUPPLY OR THE COSTS OF RAW MATERIALS MAY ADVERSELY AFFECT OUR OPERATIONS.

        We currently obtain all of our raw materials from various farms in the Northeast region of China and a few herbal medicine farms in North China and are, therefore, dependent on the stable and reliable supply of such raw materials in these regions. The supply of these raw materials can be adversely affected by any material change in the climatic or environmental conditions in North and Northeast China, which may, in turn, have a material adverse effect on the cost of our raw materials and on our operations.

INTENSE COMPETITION FROM EXISTING AND NEW ENTITIES MAY ADVERSELY AFFECT OUR REVENUES AND PROFITABILITY.

        We compete with other companies, many of whom are developing or can be expected to develop products similar to ours. Our market is a large market with many competitors. One of our main competitors is Cheung Kong Life Science, a listed company in Hong Kong that produces immune-system-boosting health drinks similar to what we have produced. Many of our competitors are more established than we are, and have significantly greater financial, technical, marketing and other resources than we presently possess. Some of our competitors have greater name recognition and a larger customer base. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. We intend to create greater brand awareness for our brand name so that we can successfully compete with our competitors. We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures we face will not harm our business.

THE PRODUCTS AND THE PROCESSES WE USE COULD EXPOSE US TO SUBSTANTIAL LIABILITY.

        We face an inherent business risk of exposure to product liability claims in the event that the use of our technologies or products is alleged to have resulted in adverse side effects. Side effects or marketing or manufacturing problems pertaining to any of our products could result in product liability claims or adverse publicity. These risks will exist for those products in clinical development and with respect to those products that have received regulatory approval for commercial sale. To date, we have not experienced any problems associated with claims by users of our products. However, that does not mean that we will not have any problems with respect to our products in the future. We currently carry insurance policies which are customary for enterprises in China providing for total coverage of approximately $6.6 million, including property coverage of approximately $6 million, transport vehicles of approximately $216,000, and workers' medical and accident coverage of approximately $361,000. There are no special restrictions or exceptions attached to this coverage other than fraudulent or criminal conducts on part of the claimant. We do not carry product liability insurance. The lack of product liability insurance may expose us to enormous risks associated with potential product liability claims.

WE DEPEND ON OUR KEY MANAGEMENT PERSONNEL AND THE LOSS OF THEIR SERVICES COULD ADVERSELY AFFECT OUR BUSINESS.

        We place substantial reliance upon the efforts and abilities of our executive officers, Tony Liu, our Chairman and Chief Executive Officer; Lily Li, our Chief Financial Officer and Chief Operations Officer, Min Jun, vice president and director; and Li Binsheng, director. The loss of the services of any of our executive officers could have a material adverse effect on our business, operations, revenues or prospects. We do not maintain key man life insurance on the lives of these individuals. None of our executive officers received compensation from us for year 2001 and 2002 due to their desire to put our company's growth above their personal compensation in their capacity as founders of the business. They started receiving compensation in year 2003. In March 2004 we entered into employment agreements with each of our four key executive officers. For a discussion of the terms of these agreements, please see "Management--Employment Agreements."

WE MAY NEVER PAY ANY DIVIDENDS TO OUR SHAREHOLDERS.

        We did not declare any dividends for the year ended December 31, 2004. Our board of directors does not intend to distribute dividends in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend.

WE MAY HAVE SECSISSION LIABILITY IN CONNECTION WITH THE NOVEMBER 2004 PRIVATE PLACEMENT OF OUR SHARES AND WARRANTS

         We conducted the private placement of our Shares and Warrants to which this prospectus applies in November, 2004 while we had two outstanding resale registration statements on a certain equity line, filed on December 30, 2003 and December 31, 2003, which never became effective and which were subsequently withdrawn on January 12, 2004 ("Resale Registrations").

        It may be determined that such private placement may have constituted a general solicitation under Section 5 of the Securities Act due to the outstanding Resale Registrations during the private placement period. As a result, we may be subject to contingent rescission liabilities from those investors who participated in the private placement for the combined Shares and Warrants. These liabilities may include an obligation to make a rescission offer to the holders of these combined Shares and Warrants for them to return these combined Shares and Warrants for their original purchase price plus interest. If rescission is required, and any or all of the investors reject the rescission offer, we may continue to be liable for the original purchase price, plus interest, for a period of one year under Section 13 of the Securities Act.

RISKS RELATING TO THE PEOPLE'S REPUBLIC OF CHINA

THERE COULD BE CHANGES IN GOVERNMENT REGULATIONS TOWARDS THE PHARMACEUTICAL AND HEALTH SUPPLEMENT INDUSTRIES THAT MAY ADVERSELY AFFECT OUR BUSINESS.

        The manufacture and sale of pharmaceutical products in the PRC is heavily regulated by many state, provincial and local authorities. These regulations significantly increased the difficulty and costs involved in obtaining and maintaining regulatory approvals for marketing new and existing products. Our future growth and profitability depend to a large extent on our ability to obtain regulatory approvals.

        The State Food and Drug Administration of China recently implemented new guidelines for licensing of pharmaceutical products. All existing manufacturers with licenses, which are currently valid under the previous guidelines, are required to apply for the Good Manufacturing Practices ("GMP") certifications by June 30, 2004, and to receive approvals by December 31, 2004. We have received our certifications. However, should we fail to receive or maintain the GMP certifications under the new guidelines in the future, our businesses would be materially and adversely affected.

        Moreover, the laws and regulations regarding acquisitions of the pharmaceutical industry in the PRC may also change and may significantly impact our ability to grow through acquisitions.

CERTAIN POLITICAL AND ECONOMIC CONSIDERATIONS RELATING TO PRC COULD ADVERSELY AFFECT OUR COMPANY.

        The PRC is transitioning from a planned economy to a market economy. While the PRC government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the PRC economy is still operating under five-year plans and annual state plans. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC government exerts considerable direct and indirect influence on the economy. Many of the economic reforms carried out by the PRC government are unprecedented or experimental, and are expected to be refined and improved. Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not necessarily have a positive effect on our operations or future business development. Our operating results may be adversely affected by changes in the PRC's economic and social conditions as well as by changes in the policies of the PRC government, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the interest rate or method of taxation, and the imposition of additional restrictions on currency conversion.

THE RECENT NATURE AND UNCERTAIN APPLICATION OF MANY PRC LAWS APPLICABLE TO US CREATE AN UNCERTAIN ENVIRONMENT FOR BUSINESS OPERATIONS AND THEY COULD HAVE A NEGATIVE EFFECT ON US.

        The PRC legal system is a civil law system. Unlike the common law system, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, the PRC began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in the PRC and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could have a negative impact on our business and business prospects. In addition, as these laws, regulations and legal requirements are relatively recent, their interpretation and enforcement involve significant uncertainty.

CURRENCY CONVERSION AND EXCHANGE RATE VOLATILITY COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

        The PRC government imposes control over the conversion of Renminbi into foreign currencies. Under the current unified floating exchange rate system, the People's Bank of China publishes an exchange rate, which we refer to as the PBOC exchange rate, based on the previous day's dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the PBOC exchange rate according to market conditions.

        Pursuant to the Foreign Exchange Control Regulations of the PRC issued by the State Council which came into effect on April 1, 1996, and the Regulations on the Administration of Foreign Exchange Settlement, Sale and Payment of the PRC which came into effect on July 1, 1996, regarding foreign exchange control, conversion of Renminbi into foreign exchange by Foreign Investment Enterprises, or FIEs, for use on current account items, including the distribution of dividends and profits to foreign investors, is permissible. FIEs are permitted to convert their after-tax dividends and profits to foreign exchange and remit such foreign exchange to their foreign exchange bank accounts in the PRC. Conversion of Renminbi into foreign currencies for capital account items, including direct investment, loans, and security investment, is still under certain restrictions. On January 14, 1997, the State Council amended the Foreign Exchange Control Regulations and added, among other things, an important provision, which provides that the PRC government shall not impose restrictions on recurring international payments and transfers under current account items.

        Enterprises in the PRC (including FIEs) which require foreign exchange for transactions relating to current account items, may, without approval of the State Administration of Foreign Exchange, or SAFE, effect payment from their foreign exchange account or convert and pay at the designated foreign exchange banks by providing valid receipts and proofs.

        Convertibility of foreign exchange in respect of capital account items, such as direct investment and capital contribution, is still subject to certain restrictions, and prior approval from the SAFE or its relevant branches must be sought.

        Since 1994, the exchange rate for Renminbi against the United States dollars has remained relatively stable, most of the time in the region of approximately RMB8.28 to US$1.00. However, there can be no assurance that Renminbi will not be subject to devaluation. We may not be able to hedge effectively against Renminbi devaluation, so there can be no assurance that future movements in the exchange rate of Renminbi and other currencies will not have an adverse effect on our financial condition.

        AOBO's wholly owned subsidiaries Harbin Bioengineering and HSPL are FIEs to which the Foreign Exchange Control Regulations are applicable. There can be no assurance that we will be able to obtain sufficient foreign exchange to pay dividends or satisfy other foreign exchange requirements in the future.

IT MAY BE DIFFICULT TO EFFECT SERVICE OF PROCESS AND ENFORCEMENT OF LEGAL JUDGMENTS UPON OUR COMPANY AND OUR OFFICERS AND DIRECTORS BECAUSE THEY RESIDE OUTSIDE THE UNITED STATES.

        As our operations are presently based in China and our key directors and officers reside in China, service of process on our company and our key directors and officers may be difficult to effect within the United States. Also, our main assets are located in China and any judgment obtained in the United States against us may not be enforceable outside the United States.

RISKS RELATING TO THE INTERNATIONAL MARKETS OUR BUSINESS MAY BE AFFECTED BY UNEXPECTED CHANGES IN REGULATORY REQUIREMENTS

        We are subject to many general regulations governing business entities and their behavior in China and in any other jurisdiction in which we have operations. In particular, we are subject to laws and regulations covering food, dietary supplements and pharmaceutical products. Such regulations typically deal with licensing, approvals and permits. Any change in product licensing may make our products more or less available on the market. Such changes may have a positive or negative impact on the sale of our products and may directly impact the associated costs in compliance and our operational and financial viability. Such regulatory environment also covers any existing or potential trade barriers in the form of import tariff and taxes that may make it difficult for us to import our products to certain countries and regions, such as Japan, South Korea and Hong Kong, which would limit our international expansion.

WE MAY HAVE DIFFICULTY IN ATTRACTING TALENT IN FOREIGN COUNTRIES.

        As we plan to expand internationally, we will have to attract managerial staff in countries and regions we may enter, such as Hong Kong, Japan, South Korea and the United States. We currently conduct sales to Hong Kong, Japan and South Korea but do not have any operational presence in these locations. We have a representative office in the United States for investor relations and market study. We do not have any immediate plan to expand in any of these countries and regions, beyond what we have done so far. In case the need to expand further arise, we may not be able to identify and retain qualified personnel due to our lack of understanding of different cultures and lack of local contacts. This may impede our international expansion.

WE MAY EXPERIENCE CURRENCY FLUCTUATION AND LONGER EXCHANGE RATE PAYMENT CYCLES.

        The local currencies in the countries in which we sell our products may fluctuate in value in relation to other currencies. Such fluctuations may affect the costs of our products sold and the value of our local currency profits. While we are not conducting any meaningful operations in countries other than China at the present time, we may expand to other countries and may then have an increased risk of exposure of our business to currency fluctuation.

MOST OF OUR ASSETS ARE LOCATED IN CHINA, ANY DIVIDENDS OF PROCEEDS FROM LIQUIDATION IS SUBJECT TO THE APPROVAL OF THE RELEVANT CHINESE GOVERNEMENT AGENCIES.

        Our assets are predominantly located inside China. Under the laws governing foreign invested enterprises in China, dividend distribution and liquidation are allowed but subject to special procedures under the relevant laws and rules. Any dividend payment will be subject to the decision of the board of directors and subject to foreign exchange rules governing such repatriation. Any liquidation is subject to both the relevant government agency's approval and supervision as well the foreign exchange control. This may generate additional risk for our investors in case of dividend payment and liquidation.


RISKS RELATING TO THE OFFERING

THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS, UNCERTAINTIES, AND ASSUMPTIONS; OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS.

        This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about our expectations, beliefs, intentions or strategies for the future, which we indicate by words or phrases such as "anticipate," "expect," "intend," "plan," "will," "we believe," "our company believes," "management believes" and similar language. The forward-looking statements are based on our current expectations and are subject to certain risks, uncertainties and assumptions, including those set forth in the discussion under "Management's Discussion and Analysis." Our actual results may differ materially from results anticipated in these forward-looking statements. We base the forward-looking statements on information currently available to us, and we assume no obligation to update or revise them, whether as a result of new information, future events or otherwise. In addition, our historical financial performance is not necessarily indicative of the results that may be expected in the future and we believe that such comparisons cannot be relied upon as indicators of future performance.

THE MARKET PRICE FOR SHARES OF OUR COMMON STOCK COULD BE VOLATILE, YOU MAY BE UNABLE TO RESELL YOUR SHARES IN THE STOCK MARKET.

        The market price for the shares of our common stock may fluctuate in response to a number of factors, many of which are beyond our control. Such factors may include, without limitation, the general economic and monetary environment and the open-market trading of our shares in particular. Such market trading may include speculative short-selling by speculators. Investors may be unable to resell their shares in the stock market due to variations in trading volume or other market conditions.

        The high and low price range for our shares of our common stock during the two most recent fiscal years and for the first quarter of 2005 are as follows:

YEAR                          PERIOD                 HIGH              LOW
------------------    ----------------------    --------------    ------------
2003                  First Quarter                  1.160             0.240
                      Second Quarter                 0.840             0.190
                      Third Quarter                  2.350             0.700
                      Fourth Quarter                 4.020             1.750
------------------    ----------------------    --------------    ------------
2004                  First Quarter                  4.900             3.080
                      Second Quarter                 3.430             1.750
                      Third Quarter                  1.780             1.250
                      Fourth Quarter                 1.760             1.230
------------------    ----------------------    --------------    ------------
2005                  First Quarter                  1.530             1.280

WE CANNOT GUARANTY THE EXISTENCE OF AN ESTABLISHED PUBLIC TRADING MARKET.

        Although our common stock is quoted on the OTC Bulletin Board, a regular trading market for our securities may not be sustained in the future. The NASD has enacted recent changes that limit quotations on the OTC Bulletin Board to securities of issuers that are current in their reports filed with the Securities and Exchange Commission. We cannot determine the effect of these rule changes and other proposed changes on the OTC Bulletin Board at this time. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASD's automated quotation system (the "NASDAQ Stock Market"). Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the NASDAQ Stock Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price. Market prices for our common stock will be influenced by a number of factors, including:

        o the issuance of new equity securities pursuant to this, or a future, offering;

        o   changes in interest rates;

        o competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

        o   variations in quarterly operating results;

        o   change in financial estimates by securities analysts;

        o   the depth and liquidity of the market for our common stock;

        o investor perceptions of our company and the aquaculture industry generally; and

        o   general economic and other national conditions.

        There are short selling activities in the market where our common stock is quoted. Short-selling is market selling position not backed by any possession of the subject shares. Often such short sales are conducted by speculators. Short-selling may further depress our common stock price.

BROKER-DEALER REQUIREMENTS MAY AFFECT THE TRADING AND LIQUIDITY OF SHARES OF OUR COMMON STOCK.

        Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account.

        Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be "penny stock." Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in
(ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market.

THE SALE OF MATERIAL AMOUNTS OF OUR COMMON STOCK COULD REDUCE THE PRICE OF OUR COMMON STOCK AND ENCOURAGE SHORT SALES.

        Sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. See "Security Ownership of Certain Beneficial Owners and Management" for information about the ownership of common stock by our current executive officers, directors and principal shareholders. As we sell shares of our common stock and issue warrants to the Subscribers pursuant to our Subscription Agreement with them, if and to the extent that the Subscribers sell our common stock, our common stock price may decrease due to the additional shares in the market.

        There are short selling activities in the market where our common stock is quoted. Short-selling is market selling position not backed by any possession of the subject shares. Often such short sales are conducted by speculators. Short-selling may further depress our common stock price.

EXISTING SHAREHOLDERS MAY EXPERIENCE SOME DILUTION.

        The current trading price of our common stock is within a range between
1.280 and 1.530 for the most recent quarter. The holders of the warrants have three years from the effectiveness of this registration statement to exercise their warrants. There are currently 7,500,000 Class A warrants and 3,000,000 Class B warrants outstanding, with exercise prices of $0.85 and $1.60 per share, respectively. Exercise of these warrants may cause dilution in the interests of other shareholders as a result of the additional common stock that would be issued upon exercise. In addition, sales of the shares of our common stock issuable upon exercise of the warrants could have a depressive effect on the price of our stock, particularly if there is not a coinciding increase in demand by purchasers of our common stock. Further, the terms on which we may obtain additional financing during the period any of the warrants remain outstanding may be adversely affected by the existence of these warrants.

        Moreover, we may need to raise additional funds in the future to finance new developments or expand existing operations. If we raise additional funds through the issuance of new equity or equity-linked securities, other than on a pro rata basis to our existing shareholders, the percentage ownership of the existing shareholders may be reduced. Existing shareholders may experience subsequent dilution and/or such newly issued securities may have rights, preferences and privileges senior to those of the existing shareholders.

OUR PRINCIPAL SHAREHOLDERS, CURRENT EXECUTIVE OFFICERS AND DIRECTORS OWN A SIGNIFICANT PERCENTAGE OF OUR COMPANY AND WILL BE ABLE TO EXERCISE SIGNIFICANT INFLUENCE OVER OUR COMPANY.

        Our principal shareholders, current executive officers and directors together beneficially own over 54% of our common stock. Accordingly, if acting together, these shareholders may be able to determine the composition of our board of directors, may retain the effective voting power to approve all matters requiring shareholder approval, may prevail in matters requiring shareholder approval, including, in particular the election and removal of directors, and may continue to have significant influence over our business. As a result of their ownership and positions, our directors and executive officers collectively are able to influence all matters requiring shareholder action, including approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. See "Security Ownership of Certain Beneficial Owners and Management" for information about the ownership of common stock by our current executive officers, directors and principal shareholders.

TITLE OF CLASS        NAME AND ADDRESS OF                     AMOUNT AND      PERCENT OF
                      BENEFICIAL OWNER                         NATURE OF           CLASS
                                                              BENEFICIAL
                                                                   OWNER
------------------    --------------------------------    --------------    ------------
Preferred             Tony Liu,                                1,000,000            100%
------------------    --------------------------------    --------------    ------------
Common                Tony Liu,                               16,057,871          40.52%
Common                Jun Min,                                   878,970           2.22%
Common                Lily Li,                                   728,192           1.84%
Common                Binsheng Li,                                49,688           0.13%
Ownership of our common stock by all directors and            17,714,721          44.70%
executive officers as a group

USE OF PROCEEDS

        We are registering these shares pursuant to the registration rights granted to the Subscribers in our recent private placement. We will not receive any proceeds from the resale of our common stock under this offering. We have, however, received proceeds from the sale of our common stock to the Subscribers under the private placement of approximately $6,000,000. Net proceeds are approximately $5,400,000 after deducting all expenses of this offering, which are estimated to be approximately $600,000

        We may also receive proceeds from the issuance of shares of common stock to the Subscribers if they exercise their warrants through a cash exercise. If each of the warrants is exercised through a cash exercise, we estimate that we may receive up to additional $11,175,000. We have not allocated a specific purpose to this part of proceeds because we are not sure if we will receive it. However, if we cannot register the shares and warrants issued in the private placement being registered in this registration statement, the warrants may be exercised cashless, in which case, we may not receive any proceeds from the exercise of the warrants.

        We intend to use the net proceeds from this offering, if any, in acquisition of businesses and general corporation purposes. We have identified a few acquisition targets and we are still conducting preliminary due diligence on them. There is no assurance that any of our attempted acquisitions will be accomplished. If not, we will use our net proceeds from this offering for corporate expansion and other general corporate purposes.

                                 USE OF PROCEEDS

        We are registering these shares pursuant to the registration rights granted to the Subscribers in our recent private placement. We will not receive any proceeds from the resale of our common stock under this offering. We have, however, received proceeds from the sale of our common stock to the Subscribers under the private placement of approximately $6,000,000. Net proceeds are approximately $5,400,000 after deducting all expenses of this offering, which are estimated to be approximately $600,000.

        We may also receive proceeds from the issuance of shares of common stock to the Subscribers if they exercise their warrants through a cash exercise. If each of the warrants is exercised through a cash exercise, we estimate that we may receive up to additional $11,175,000. We have not allocated a specific purpose to this part of proceeds because we are not sure if we will receive it.

        We intend to use the net proceeds from this offering, if any, in acquisition of businesses and general corporation purposes. We have identified a few acquisition targets and we are still conducting preliminary due diligence on them. There is no assurance that any of our attempted acquisitions will be accomplished. If not, we will use our net proceeds from this offering for corporate expansion and other general corporate purposes.

                              SELLING SHAREHOLDERS

        The selling shareholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of our common stock set forth below. When we refer to "selling shareholders" in this prospectus, we mean those persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling shareholders' interests in shares of our common stock other than through a public sale.

        The following table sets forth, as of the date of this prospectus, the name of each selling shareholder for whom we are registering shares for resale to the public, and the number of shares of common stock that each selling shareholder may offer pursuant to this prospectus. The common stock being offered by the selling shareholders was acquired from us in the private placement that was completed on November 23, 2004. The shares of common stock offered by the selling shareholders were issued pursuant to exemptions from the registration requirements of the Securities Act. The selling shareholders represented to us that they were accredited investors and were acquiring our common stock for investment and had no present intention of distributing the common stock. We have agreed to file a registration statement covering the common stock received by the selling shareholders. We have filed with the Securities and Exchange Commission, under the Securities Act, a registration statement on Form SB-2 with respect to the resale of the common stock from time to time by the selling shareholders, and this prospectus forms a part of the registration statement on Form SB-2. Except as noted below, none of the selling shareholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates and none of the selling shareholders is or was affiliated with registered broker-dealers.

        Based on the information provided to us by each selling shareholder and as of the date the same was provided to us, assuming that the selling shareholders sell all of our shares of common stock beneficially owned by them that have been registered by us and do not acquire any additional shares during the offering, each selling shareholder will not own any shares other than those appearing in the column entitled "Percentage of common stock owned after the offering." We cannot advise you as to whether the selling shareholders will in fact sell any or all of such shares of common stock. In addition, the selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below.

Selling Shareholder   Number of      Number of         Number of       Total number     Total number      Number of      Percentage
                      shares of      shares of         shares of       of securities    of securities     common         of
                      common         common            common          owned prior      being             stock          common
                      stock          stock             stock           to the           registered        owned          stock
                      owned          issuable upon     issuable upon   offering                           after the      owned
                      prior to       the exercise      the exercise                                       offering(1)    after the
                      the            of Class A        of Class B                                                        offering(1)
                      offering       warrants(2)       warrants(2)
-------------------   ------------   --------------    -------------   -------------    --------------    -----------    -----------
Alpha Capital              350,000          350,000          175,000         875,000           875,000         0             0%
Aktiengesellschaft
(Konrad Ackerman
and Rainer Posch)(5)
SRG Capital LLC            200,000          200,000          100,000         500,000           500,000         0             0%
(Edwin Mecake and
Tai May Lee)(5)
Andrew Krauss and           25,000           25,000           12,500          62,500            62,500         0             0%
Sharon Krauss
JTTEN
DAS Consulting              50,000           50,000           25,000         125,000           125,000         0             0%
LLC PSP Pershing
LLC as custodian
FBO Deborah
Salerno TTEE
(Deborah Salerno)(5)
Earnco MPPP                 10,000           10,000            5,000          25,000            25,000         0             0%
(Earnest Mathis)(5)
Joe B. Wolfe (3)            50,000           50,000           25,000         125,000           125,000         0             0%
IRA FBO Angus               50,000           50,000           25,000         125,000           125,000         0             0%
Morrison Pershing
LLC Custodian
Goliath Holdings             5,000            5,000            2,500          12,500            12,500         0             0%
LLC (Micael G.
Mezzapelle)(5)
Robert J. Fendrick          25,000           25,000           12,500          62,500            62,500         0             0%
Samir F. Barakat           250,000          250,000          125,000         625,000           625,000         0             0%
and Claudia
Marseille
James R. Echols Sr.         25,000           25,000           12,500          62,500            62,500         0             0%
Glenn E. Murer             100,000          100,000           50,000         250,000           250,000         0             0%
Charles Lipman              25,000           25,000           12,500          62,500            62,500         0             0%
IRA FBO J. Wayne            50,000           50,000           25,000         125,000           125,000         0             0%
Hill Pershing LLC
as Custodian
Operation Dogbone,          50,000           50,000           25,000         125,000           125,000         0             0%
LLC (Glenn E. Murer)(5)
Richard L Cohen             15,000           15,000            7,500          37,500            37,500         0             0%
Barry Goldstein             50,000           50,000           25,000         125,000           125,000         0             0%
Marc M. Deutsch             10,000           10,000            5,000          25,000            25,000         0             0%
Herbert Arnold             110,000          100,000           50,000         260,000           250,000         0             0%
Duke
John B. Marsala             35,000           35,000           17,500          87,500            87,500         0             0%
Platinum Partners          250,000          250,000          125,000         625,000           625,000         0             0%
Value Arbitrage
Fund LP
(Mark Nordlicht)(5)
IRA FBO James G.            25,000           25,000           12,500          62,500            62,500         0             0%
MacDonald Jr.
Pershing LLC as
Custodian
Robert T. Kolb              25,000           25,000           12,500          62,500            62,500         0             0%
Pension Plan &
Trust (Robert T. Kolb)(5)
Barry Honig                 25,000           25,000           12,500          62,500            62,500         0             0%
Giovanni Gabriele           25,000           25,000           12,500          62,500            62,500         0             0%
and Antonia
Gabriele JTWROS
Judith Phillips             25,000           25,000           12,500          62,500            62,500         0             0%
Michael Harvey &            25,000           25,000           12,500          62,500            62,500         0             0%
Lyn Harvey
IRA FBO Jeffrey J.          15,000           15,000            7,500          37,500            37,500         0             0%
McLaughlin
Pershing LLC as
Custodian Rollover
Account
IRA FBO James W.            33,000           33,000           16,500          82,500            82,500         0             0%
Krause Pershing
LLC as Custodian
Rollover Account
Thomas Kroeger              18,000           18,000            9,000          45,000            45,000         0             0%
Mark Krakowski              23,000           23,000           11,500          57,500            57,500         0             0%
SOS Resource                25,000           25,000           12,500          62,500            62,500         0             0%
Services (Salvatore
Russo)(5)

                                                                -16-

Selling Shareholder   Number of      Number of         Number of       Total number     Total number      Number of      Percentage
                      shares of      shares of         shares of       of securities    of securities     common         of
                      common         common            common          owned prior      being             stock          common
                      stock          stock             stock           to the           registered        owned          stock
                      owned          issuable upon     issuable upon   offering                           after the      owned
                      prior to       the exercise      the exercise                                       offering(1)    after the
                      the            of Class A        of Class B                                                        offering(1)
                      offering       warrants(2)       warrants(2)
-------------------   ------------   --------------    -------------   -------------    --------------    -----------    -----------
IRA FBO Susan B.            10,000           10,000            5,000          25,000            25,000         0             0%
Wolfe Pershing
LLC as Custodian
Advocates Rx Inc.           50,000           50,000           25,000         125,000           125,000         0             0%
Profit Sharing Plan
(David R. Holbrooke)(5)
Frederick G. Wedell         70,000           70,000           35,000         175,000           175,000         0             0%
Gail Flynn                  25,000           25,000           12,500          62,500            62,500         0             0%
Meadowbrook                100,000          100,000           50,000         250,000           250,000         0             0%
Opportunity Fund
LLC (Michael Ragins)(5)
Anthony                     77,000           77,000           38,500         192,500           192,500         0             0%
DiBenedetto
Richard Louise (3)          12,000           10,000            5,000          27,000            25,000         0             0%
Jonathan B. Dangar           7,500            7,500            3,750          18,750            18,750         0             0%
(3)
Nancy Elaine                10,000           10,000            5,000          25,000            25,000         0             0%
McGovern Living
Trust Dated 7-28-
2000 (3)
Barron Partners LP         500,000          500,000          250,000       1,250,000         1,250,000         0             0%
Andrew B. Warden)(5)
Quarum Capital              20,000           20,000           10,000          50,000            50,000
LLC (Dennis Ringer)(5)
Gabriel M. Zeitouni         10,000           10,000            5,000          25,000            25,000         0             0%
Alan R. Cohen               25,000           25,000           12,500          62,500            62,500         0             0%
Vestcap                    100,000          100,000           50,000         250,000           250,000         0             0%
International
Management, Ltd.
(Rima Salam)(5)
Harvey Edward               10,000           10,000            5,000          25,000            25,000         0             0%
Hales
The Chase Family            50,000           50,000           25,000         125,000           125,000         0             0%
Trust (3)
(Nancy J. Chase)(3)(5)
SF Capital Partners        500,000          500,000          250,000       1,250,000         1,250,000         0             0%
Ltd.
(Michael A. Roth and
Brian J. Stark)(5)
Kellogg Capital             50,000           50,000           25,000         125,000           125,000         0             0%
Group LLC
(Matthew Brand)(5)
Michael P. Ross             50,000           50,000           25,000         125,000           125,000         0             0%
Neurnberger                 25,000           25,000           12,500          62,500            62,500         0             0%
Kapitalverwaltung
(Ralt P. Schwarz)(5)
Jeffrey J.                  15,000           15,000            7,500          37,500            37,500         0             0%
McLaughlin
W. Cobb Hazelrig           100,000          100,000           50,000         250,000           250,000         0             0%
F&J Partnership             50,000           50,000           25,000         125,000           125,000         0             0%
(Alex W. Jones, Jr.)(5)
Vision Capital             150,000          150,000           75,000         375,000           375,000         0             0%
Advisors
(Adam Benowitz)(5)
Tiberius                   300,000          300,000          150,000         750,000           750,000         0             0%
Investments &
Capital
(Navin Dadlani)(5)
Enable Growth              100,000          100,000           50,000         250,000           250,000         0             0%
Partners LP
(Mitch Levine)(5)
Gryphon Master             250,000          250,000          125,000         625,000           625,000         0             0%
Fund, LP
(E.B. Lyon IV)(5)
GSSF Master Fund,          250,000          250,000          125,000         625,000           625,000         0             0%
LP (E.B. Lyon IV)(5)
Frank L. Kramer             50,000           50,000           25,000         125,000           125,000         0             0%
RES Limited                100,000          100,000           50,000         250,000           250,000         0             0%
(Evelyn J. Cann
and Scott Godet)(5)
Charles M. Carlson          10,000           10,000            5,000          25,000            25,000         0             0%
Terrance J.                 10,000           10,000            5,000          25,000            25,000         0             0%
Szymanski
Seven Oaks Ridge           100,000          100,000           50,000         250,000           250,000         0             0%
(Mark Bogisian)(5)
John Rini                   25,000           25,000           12,500          62,500            62,500         0             0%

                                                                -17-

Selling Shareholder   Number of      Number of         Number of       Total number     Total number      Number of      Percentage
                      shares of      shares of         shares of       of securities    of securities     common         of
                      common         common            common          owned prior      being             stock          common
                      stock          stock             stock           to the           registered        owned          stock
                      owned          issuable upon     issuable upon   offering                           after the      owned
                      prior to       the exercise      the exercise                                       offering(1)    after the
                      the            of Class A        of Class B                                                        offering(1)
                      offering       warrants(2)       warrants(2)
-------------------   ------------   --------------    -------------   -------------    --------------    -----------    -----------
Ajay Ahuja, M.D.            10,000           10,000            5,000          25,000            25,000         0             0%
Kevin T. Nini               10,000           10,000            5,000          25,000            25,000         0             0%
Robert G. Rex                5,000            5,000            2,500          12,500            12,500         0             0%
Joseph J. Jillson           75,000           75,000           37,500         187,500           187,500         0             0%
Brad Gibson                 30,000           30,000           15,000          75,000            75,000         0             0%
Asset Managers             400,000          400,000          200,000       1,000,000         1,000,000         0             0%
International
Limited
(Oskar P. Lewnowski
and William F. Maycock)(5)
Scott Bowman (3)             5,000            5,000            2,500          12,500            12,500         0             0%
Chi Pai                      9,000            9,000            4,500          22,500            22,500         0             0%
David I. Taylor             12,500           12,500            6,250          31,250            31,250         0             0%
Cindy Dolgin                10,000           10,000            5,000          25,000            25,000         0             0%
BellaRosas, Inc.             5,000            5,000            2,500          12,500            12,500         0             0%
(Christopher J.
LaGrego)(5)
Kendall Morrison            10,000           10,000            5,000          25,000            25,000         0             0%
James A. Bechand            10,000           10,000            5,000          25,000            25,000         0             0%
Blue Sky Securities        200,000          100,000           50,000         350,000           250,000         0             0%
Limited
(Michel Clemence)(5)
Ellis International        100,000          100,000           50,000         250,000           250,000         0             0%
(Wilhelm Unger)(5)
Joseph Diaco                 2,500            2,500            1,250           6,250             6,250         0             0%
Robert J. Bradley            2,500            2,500            1,250           6,250             6,250         0             0%
Jeffrey J. Morfit            2,500            2,500            1,250           6,250             6,250         0             0%
Robert Caputo                2,500            2,500            1,250           6,250             6,250         0             0%

Richard Louise (3)                           80,441(4)                        80,441            80,441         0             0%

Joe Wolfe (3)                                58,813(4)                        58,813            58,813         0             0%

Sam Chase (3)                                94,114(4)                        94,114            94,114         0             0%

Jon B Dangar (3)                             33,539(4)                        33,539            33,539         0             0%

Scott Bowman (3)                             13,281(4)                        13,281            13,281         0             0%

Matthew R.                                  149,374(4)                       149,374           149,374         0             0%
McGovern Living
Trust (3)

Nancy E. McGovern                           149,375(4)                       149,375           149,375         0             0%
Living Trust (3)+

John O'Shea (3)                             738,875(4)                       738,875           738,875         0             0%

Marika Xirouhakis                            10,000(4)                        10,000            10,000         0             0%
(3)

Angelique M. Xirouhakis(3)                    4,688(4)                         4,688             4,688                        %

Ichi Shih(3)                                  2,500(4)                         2,500             2,500         0             0%

Daniel Luskind(3)                           165,000(4)                       165,000           165,000         0             0%


Total                    6,112,000        7,500,000        3,000,000      16,612,000        16,500,000

     (1) Assumes that the selling shareholders will resell all of the offered shares and will hold no shares for their own accounts.

     (2) These shares are issuable upon the exercise of warrants that were issued to each of the selling shareholders.

     (3)  These selling shareholders are employees or designees of Westminster.

     (4) These Class A Warrants are issued to Westminster or its designees in consideration of its service as our private placement agent.

     (5) Natural person(s) with dispositive, voting or investment control listed parenthetically.

OUR RECENT PRIVATE PLACEMENT

EXEMPTION FROM REGISTRATION. As described under "Prospectus Summary - About Our Recent Private Placements", we issued securities consisting of shares of our common stock, warrants and shares underlying the warrants to the Subscribers in accordance with and in reliance upon the exemption from securities registration afforded by Rule 506 under Regulation D promulgated by the SEC under the Securities Act and/or Section 4(2) and Section 4(6) of the Securities Act.

PURCHASE PRICE. The per share purchase price of the common stock under the Subscription Agreement is $1.00. Within three (3) years from the effectiveness of this registration statement, if the company issues common stock or securities convertible into common stock to any person at a price lower than the purchase price, the company shall issue additional shares of common stock to each Subscriber so that the average purchase price is equal to such other lower price per share.

NUMBER OF SHARES BEING REGISTERED IN CONNECTION WITH THE SUBSCRIPTION AGREEMENT. The Subscription Agreement provides that the Company shall file with the Commission a registration statement registering the Shares and the shares issuable upon exercise of the warrants (collectively "Registrable Securities") for unrestricted distribution and public resale by the holders of such Registrable Securities, that is, an aggregate of 6,000,000 shares of common stock, and 6,000,000 shares of Class A common stock issuable upon the exercise of the warrants and 3,000,000 shares of Class B common stock issuable upon the exercise of the warrants.

NUMBER OF SHARES BEING REGISTERED ON BEHALF OF THE PLACEMENT AGENT. Westminster acted as our placement agent in connection with the above-described private placement. In consideration of its services, we issued to Westminster or its designees 1,500,000 Class A warrants representing the right to purchase up to 1,500,000 shares of Class A common stock at an exercise price of $0.85 per share. We also agreed to register hereunder the shares of Class common stock issuable upon exercise of the warrants on behalf of Westminster.

WARRANTS ISSUED IN CONNECTION WITH THE SUBSCRIPTION AGREEMENT. Upon the execution of the Subscription Agreement, we issued to the Subscribers (i) ten
(10) Class A warrants and (ii) five (5) Class B warrants, for every ten (10) Shares purchased by them under the Subscription Agreement. The exercise price of the Class A warrants is $0.85 per share and the exercise price of the Class B warrants is $1.60 per share. Pursuant to the warrants, the Subscribers are entitled to purchase an aggregate of 6,000,000 shares of Class A common stock and 3,000,000 shares of Class B common stock.

The warrants will expire three (3) years from the effectiveness of the registration statement of which this prospectus is a part, and contains a cashless exercise provision. Under the terms of the warrants, the holders thereof agree not to elect a cashless exercise for a period of one (1) year. The holders also agree not to elect a cashless exercise so long as there is an effective registration statement for shares underlying the respective warrants.

NON-REGISTRATION EVENTS. If the registration statement is not filed within 30 days or is not declared effective within 120 days from November 23, 2004, the closing date of the private placement, or ceases to be effective for more than 30 days, then the Company shall deliver liquidated damages to the holders of Registrable Securities.

INDEMNIFICATION. The Company has agreed to indemnify the selling shareholders from all liability and losses resulting from any misrepresentations or breaches made by the Company in connection with the Subscription Agreement, other related agreements, or the registration statement. The selling shareholders have agreed to indemnify the Company from all liability and losses resulting from any misrepresentations furnished by such selling shareholder in writing to the Company specifically for use in such registration statement or prospectus to the extent of the net proceeds actually received by the selling shareholder from the sale of Registrable Securities.

                              PLAN OF DISTRIBUTION

        We are registering the securities covered by this prospectus on behalf of the selling shareholders. Each selling shareholder is free to offer and sell his or her shares of our common stock at such times, in such manner and at such prices as he or she may determine. The selling shareholders have advised us that the sale or distribution of our common stock owned by the selling shareholders may be effected in transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of our common stock, or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of our common stock. There is no over-allotment option and no shares will be sold by us.

        The selling shareholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders. They may also receive compensation from the purchasers of our common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

        Selling shareholders and any broker-dealer that acts in connection with the sale of shares of our common stock hereunder may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the shares of our common stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of our common stock against certain liabilities, including liabilities arising under the Securities Act.

        Because each of selling shareholders may be deemed to be an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act, the selling shareholders will be subject to prospectus delivery requirements of the Securities Act.

        We have informed the selling shareholders that the anti-manipulation rules of the Commission, including Regulation M promulgated under the Securities Exchange Act, will apply to its sales in the market, and we have informed the other selling shareholders that these anti-manipulation rules may apply to their sales in the market. We have provided all of the selling shareholders with a copy of such rules and regulations.

        Regulation M may limit the timing of purchases and sales of any of the shares of our common stock by the selling shareholders and any other person distributing our common stock. The anti-manipulation rules under the Securities Exchange Act may apply to sales of shares of our common stock in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M of the Securities Exchange Act may restrict the ability of any person engaged in the distribution of shares of our common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

        Rules 101 and 102 of Regulation M under the Securities Exchange Act, among other things, generally prohibit certain participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 104 of Regulation M governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

        The selling shareholders also may resell all, or a portion, of the common shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

        The selling stockholders will pay all commissions, transfer taxes and other expenses associated with their sales. The shares offered hereby are being registered pursuant to our contractual obligations, and we have agreed to pay the expenses of the preparation of this prospectus.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth the names and ages of our current directors and executive officers, their principal offices and positions and the date each such person became our director or executive officer. Our executive officers are elected annually by the board of directors. Our directors serve one-year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the board of directors. There are no family relationships between any of the directors and executive officers. In addition, there was no arrangement or understanding between any executive officer and any other person pursuant to which any person was selected as an executive officer. The executive officers are all full time employees of AOBO.

        The directors and executive officers of AOBO are as follows:

NAME                AGE         POSITION                                    DATE OF APPOINTMENT
---------------     -------     ---------------------------------------     -------------------
Tony Liu            50          Chief Executive Officer and Chairman of     December 18, 2001
                                the Board
Jun Min             44          Director and Vice President                 May 8, 2002
Lily Li             36          Director, Chief Financial Officer and       May 8, 2002
                                Chief Operations Officer
Binsheng Li         39          Director and Chief Accounting Officer       May 8, 2002
Cosimo J. Patti     54          Independent Director                        October 7, 2004
Xianmix Wang        64          Independent Director                        January 1, 2005


        Set forth below are the brief descriptions of the background and experience of each of our officers and directors:

TONY LIU - CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD

        Tony Liu, whose Chinese name is Shujun Liu, age 50, is the Chairman and the Chief Executive Officer of our company. He graduated from Wuhan Communication College and he has also completed the EMBA study in Qinghua University. He is the representative of the National People's Congress (the national legislative body of China) of Harbin and was elected as the outstanding entrepreneur of the Three Northeast Provinces of China. He was appointed as the senior manager of Three-Happiness Bioengineering Company Limited in January 1993. He was then was promoted to become the Chief Executive Officer and Chairman of Three-Happiness Bioengineering Company Limited in January 1994 until December 2001, when he was appointed as the Chairman and Chief Executive Officer of AOBO. The research and development projects that he has personally been in charge of gained several outstanding awards, including Third Class Prize of Harbin Scientific and Technological Advancement, Second Class Prize of HeiLongJiang Scientific and Technological Advancement and three scientific research achievements awards granted by HeiLongJiang Province.

JUN MIN - DIRECTOR AND VICE PRESIDENT

        Jun Min, age 44 and university educated in China, previously worked as the Chief Executive of the Prices Checking Department of HeiLongJiang Province Price Bureau from 1987 through the end of 1992. He then worked for Three-Happiness Bioengineering from 1993 until he was appointed as the Vice President and director of AOBO in May 2002. He is currently responsible for AOBO's capital control and liquidity management. He has over twenty years of working experience in financial management and China securities market with extensive business networks over the securities companies, banks and investment consultation organizations in China.

LILY LI - DIRECTOR, CHIEF OPERATIONS OFFICER, AND CHIEF FINANCIAL OFFICER

        Lily Li, whose Chinese name is Yanchun Li, age 36, graduated from Beijing University of Commerce and Industry. Ms. Li has extensive experience in market planning and sales operations. Before joining AOBO, from 1993 until 1994 she was the marketing director for Ruida responsible for marketing planning and development. Beginning in 1994, Ms. Li was appointed by Three-Happiness Bioengineering as senior personnel in sales and marketing until May 2002, when she was appointed as the Chief Operations Officer and director of AOBO.

MR. BINSHENG LI - DIRECTOR AND CHIEF ACCOUNTING OFFICER

        Mr. Binsheng Li, age 39, has been our Chief Accounting Officer for elevent (11) years. Mr. Li is in charge of all financial management and accounting work relating to our company. He graduated from Dalian University of Finance and Economics, where he majored in financial management. He has over 18 years of working experience in accounting and finance. He was appointed by Three-Happiness Bioengineering as the Financial Controller of AOBO in 1994 and stayed with our company in this position until May 2002, when he was also appointed as one of our directors

COSIMO J. PATTI - INDEPENDENT DIRECTOR

        Mr. Patti, age 54, is an independent director. Before joining AOBO, Mr. Patti was an arbitrator of the National Association of Securities Dealers (NASD) and the New York Stock Exchange (NYSE) for 18 years. Mr. Patti's recent experience includes Director of Strategic Cross border Business with Cedel Bank (1996-1998), President and Founder of FSI Advisors Group (1998-2002), and Senior Director of Applications Planning with iCi/ADP (2002-2004). He has broad experience with international business development, management and finance.


XIANMIN WANG - INDEPENDENT DIRECTOR

         Mr. Wang, age 64, is an independent director. Mr. Wang brings more than 37 years of experience in political, economic and cultural affairs to the Company. He is thought to be a leader on the subject of privatization of Chinese state-owned enterprises. Mr. Wang's previous experience includes vice governor of Heilongjiang province in charge of Financial and Economic affairs (1998-2001), secretary of Daqing Municipal party committee (1996-1998), vice secretary of Harbin municipal party committee (1991-1992), and professor of economics at Northeast Forestry University.

INDEMNIFICATION

        Our articles of incorporation limit the liability of directors to the maximum extent permitted by Nevada law. This limitation of liability is subject to exceptions including intentional misconduct, obtaining an improper personal benefit and abdication or reckless disregard of director duties. Our articles of incorporation and bylaws provide that we may indemnify our directors, officer, employees and other agents to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification. We currently do not have such an insurance policy.

                             EXECUTIVE COMPENSATION

        The following table sets forth certain information concerning the compensation paid to our chief executive officer and our three other most highly compensated executive officers and our independent director during the periods described below:

NAME AND
PRINCIPAL POSITION            ANNUAL COMPENSATION                   LONG TERM COMPENSATION
------------------  --------------------------------------   ------------------------------------
                                                                      AWARDS             PAYOUTS
                                                   OTHER                   SECURITIES
                                                  ANNUAL     RESTRICTED    UNDERLYING      LTIP     ALL OTHER
                                        BONUS    COMPENSA     STOCK       OPTIONS/SARs   PAY-OUTS   COMPENSA
                    YEAR   SALARY($)     ($)       -TION     AWARDS($)        (#)          ($)      -TION($)
                    ----   ---------   -------   ---------   -----------  ------------   --------   ---------
TONY LIU,           2001   $0           $0        $0         $0                          $0         $0
CHAIRMAN AND        2002   $0           $0        $0         $0                          $0         $0
CEO                 2003   $150,000     $0        $0         $50,000                     $0         $0
                    2004   $75,000      $0        $0         $12,500                     $0         $0


LILY LI,            2001   $0           $0        $0         $0                          $0         $0
DIRECTOR, COO,      2002   $0           $0        $0                                     $0         $0
AND CFO             2003   $90,000      $0        $0         $30,000                     $0         $0
                    2004   $45,000      $0        $0         $7,500                      $0         $0


JUN MIN,            2001   $0           $0        $0                                     $0         $0
DIRECTOR, VICE      2002   $0           $0        $0                                     $0         $0
PRESIDENT           2003   $70,000      $0        $0         $30,000                     $0         $0
                    2004   $35,000      $0        $0         $7,500                      $0         $0


BINSHENG LI,        2001   $0           $0        $0                                     $0         $0
DIRECTOR, CHIEF     2002   $0           $0        $0         $0                          $0         $0
ACCOUNTING          2003   $57,000      $0        $0         $18,000                     $0         $0
OFFICER             2004   $28,500      $0        $0         $4,500                      $0         $0


COSIMO J. PATTI,    2004   $30,000      $0        $0         $30,000                     $0         $0
INDEPENDENT
DIRECTOR

XIANMIN WANG,       2004   $0*          $0        $0         $0                          $0         $0
INDEPENDENT
DIRECTOR

* There was no compensation for Mr. Wang in 2004 because he was not appointed until 2005.


OPTION EXERCISES DURING 2003 FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

        There were no options exercised during the 2004 fiscal year.

DIRECTOR COMPENSATION

        None of our directors has received any compensation for their services rendered as directors to AOBO during fiscal years 2002 and 2001.

EMPLOYMENT AGREEMENTS

        In March 2004 we entered into employment agreements with our top executive officers to secure their commitment to continued service to AOBO.

        Tony Liu's employment agreement has a term of five years, commencing on October 1, 2003, and provides for a salary of $150,000 for the first year of the term, subject to subsequent annual review by our board of directors. The agreement also provides for the grant of options to purchase shares of our common stock pursuant to the Plan, the terms of which are described below. These options are to be awarded in four quarterly installments, effective on the last date of such quarter, beginning with the first quarter of 2004, during the term of the employment agreement, and will have an exercise price of $2.00 per share. Each quarterly grant shall consist of the quantity of shares of our common stock whose aggregate market price at close of trading on the date of grant minus their aggregate exercise price equals US$12,500.00. We can terminate Mr. Liu's employment with cause, or without cause pursuant to a decision by our board of directors. In the event Mr. Liu's employment is terminated without cause, he will be eligible to receive monthly payments at his then applicable monthly base salary for the rest of his term from the date of termination of his employment.

        Jun Min's employment agreement has a term of three years, commencing on October 1, 2003, and provides for an annual salary of $70,000 for the first year of the term, subject to subsequent annual review by our board of directors. The agreement also provides for the grant of options to purchase shares of our common stock pursuant to the Plan. These options are to be awarded in four quarterly installments, effective on the last date of such quarter, beginning with the first quarter of 2004, during the term of the employment agreement, and will have an exercise price of $2.00 per share. Each quarterly grant shall consist of the quantity of shares of our common stock whose aggregate market price at close of trading on the date of grant minus their aggregate exercise price equals US$7,500.00. We can terminate Mr. Min's employment with cause, or without cause at the sole discretion of our Chief Executive Officer. In the event Mr. Min's employment is terminated without cause, he will be eligible to receive monthly payments at his then applicable monthly base salary for the rest of his term from the date of termination of his employment.

        Lily Li's employment agreement has a term of five years, commencing on October 1, 2003, and provides for an annual salary of $90,000 for the first year of the term, subject to subsequent annual review by our board of directors. The agreement also provides for the grant of options to purchase shares of our common stock pursuant to the Plan. These options are to be awarded in four quarterly installments, effective on the last date of such quarter, beginning with the first quarter of 2004, during the term of the employment agreement, and will have an exercise price of $2.00 per share. Each quarterly grant shall consist of the quantity of shares of our common stock whose aggregate market price at close of trading on the date of grant minus their aggregate exercise price equals US$7,500.00. We can terminate Ms. Li's employment with cause, or without cause at the sole discretion of our Chief Executive Officer. In the event Ms. Li's employment is terminated without cause, she will be eligible to receive monthly payments at her then applicable monthly base salary for the rest of her term from the date of termination of her employment.

        Binsheng Li's employment agreement has a term of three years, commencing on October 1, 2003, and provides for an annual salary of $70,000 for the first year of the term, subject to subsequent annual review by our board of directors. The agreement also provides for the grant of options to purchase shares of our common stock pursuant to the Plan. These options are to be awarded in four quarterly installments, effective on the last date of such quarter, beginning with the first quarter of 2004, during the term of the employment agreement, and will have an exercise price of $2.00 per share. Each quarterly grant shall consist of the quantity of shares of our common stock whose aggregate market price at close of trading on the date of grant minus their aggregate exercise price equals US$4,500.00. We can terminate Mr. Li's employment with cause, or without cause at the sole discretion of our Chief Executive Officer. In the event Mr. Li's employment is terminated without cause, he will be eligible to receive monthly payments at his then applicable monthly base salary for the rest of his term from the date of termination of his employment.

STOCK OPTION PLAN

        In March 2004, our board of directors formally adopted the stock option plan (the "Plan"). The Plan provides for the grant of options to purchase up to 2,900,000 shares of our common stock (subject to adjustment as provided in the Plan) to our employees, officers, directors and consultants. Options may be either "incentive stock options" within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended, or non-qualified options. The Plan is presently administered directly by our Board of Directors. Subject to the provisions of the Plan, our Board of Directors will determine who will receive stock options, the number of shares of common stock that may be covered by the option grants, the time and manner of exercise of options and exercise prices, as well as any other pertinent terms of the options.

        To date, the only options that have been granted under the Plan are the options granted to our directors and executive officers pursuant to their respective employment agreements and service agreements, as set out below.


Name of employee of whom    Number of securities    Percentage of total
the option was granted      Under option granted     option accrued in
                                  in 2003                 2003           Exercise price    Expiration date
------------------------    --------------------    -------------------  --------------    ---------------
Shujun Liu                         7,576                   39%                $2.0        December 31, 2008
Yanchun Li                         4,545                   23%                $2.0        December 31, 2008
Jun Min                            4,545                   23%                $2.0        December 31, 2008
Binsheng Li                        2,727                   15%                $2.0        December 31, 2008


Name of employee of whom    Number of securities    Percentage of total
the option was granted      Under option granted     option accrued in
                           in first quarter, 2004   first quarter, 2004  Exercise price   Expiration date
------------------------    --------------------    -------------------  --------------    ---------------

Shujun Liu                         9,259                   39%                $2.0          March 31, 2009
Yanchun Li                         5,556                   23%                $2.0          March 31, 2009
Jun Min                            3,333                   23%                $2.0          March 31, 2009
Binsheng Li                        5,556                   15%                $2.0          March 31, 2009

                                    BUSINESS

        Our company was founded as Champion Ventures, Inc. on November 30, 1970. As explained under "Prospectus Summary-Our Company", on June 26, 2002, our company became, through a share exchange, the sole owner of Harbin Bioengineering, a company that was established and became operational on September 27, 1994. Prior to the share exchange, we attempted to develop an internet golf business without much success. Subsequently, we were looking for a merger opportunity to change our business. Through Harbin Bioengineering, our company is engaged in the development and production of bioengineered products and traditional Chinese medicinal products that combine modern bio-technology and traditional Chinese medical technology. We have developed a series of biotech products marketed in China. Most of our products rely on soybean peptides. Soybean peptides consist of a combination of enzymes that are biologically functional. Soybean peptides are derived from soybeans through a biochemical engineering process involving cutting, decomposition, conversion and synthesis of soybean protein. Soybean peptides can be absorbed by the body. In addition to adsorbing soybean peptide directly in the form of various tablets or powders, soybean peptide can be an additive in various foods and beverages including milk, tea and coffee.

OUR EMPLOYEES

        The total number of full time employees of our Company increased from 504 as of December 31, 2003 to 762 as of December 31, 2004. The increase of 51% in headcount was due to our strategic business development needs in Harbin Bioengineering and our acquisition of HSPL. For Harbin Bioengineering, we increased the number of our full time employees by 8% from 504 in 2003 to 546 by the end of 2004. For HSPL, we had 216 full-time employees by December 31, 2004.

         Our employees work in the following divisions:

         Management & Administration                            75
         Technology and Research                                66
         Sales and Marketing                                   340
         Production - health food products                      84
         Production - Chinese herbal medicinal products        128
         Production - soybean protein peptide                   69
                                                              -----
                                                               762

        We have employment contracts with a significant number of our employees. None of our employees are covered by a collective bargaining agreement, and we believe our employee relations are good. Most of our employees are located in Harbin, the capital of Heilongjiang Province. The rest of our staff are located in our distribution centers in various cities in the mainland and Hong Kong.

OUR RESEARCH AND DEVELOPMENT

        Each year we spent approximately 15 per cent of our net profit on research and development. We have our own research center located in the Harbin headquarters and laboratory located within our premises manned by our own professional research and development team. We also cooperate with outside research institutes in China for joint research and developments. We have joint research agreements with Medical Plants Research Institute of China Academy of Medical Sciences, Ocean Research Institute of China Academy of Sciences, Heilongjiang Chinese Medical University, Harbin University of Medical Sciences, and Ecological Research Institute of China Academy of Sciences. These joint research alliances provide the Company with access to over 60 professors and experts in the fields of traditional Chinese medicine, marine bioengineering, food engineering, and chemistry associated with the Company's research and development. A summary of each of these agreements is below.

        Harbin Three Happiness Bioengineering Co., Ltd., hereinafter referred to as Harbin Three, and Heilongjiang Chinese Medical University, hereinafter referred to as Medical University, entered into a Joint R&D Agreement on October 18, 2002. Pursuant to this agreement, Harbin Three provides detailed information regarding its products to Medical University and Medial University tests and develops products for Harbin Three. Harbin Three maintains ownership of all intellectual property related to the products developed under the agreement. The Company has spent approximately $12,000 to date. The agreement terminates upon breach by either party. The agreement expires on October 17, 2005.

        Drug clinical Study base under Harbin University of Medial Sciences, hereinafter Drug Clinical, and Harbin Three entered into an Agreement dated June 20, 2003. Although this agreement formally expired on December 19, 2003, the parties continue to work together in accordance with the terms and conditions of the written agreement. Pursuant to the agreement, Drug Clinical conducted a clinical test study designed to research the effects of cease enuresis soft gel. Cease enuresis soft gel, aimed at alleviating bed-wetting in children ages 3 to 12, was developed and produced by Harbin Three. The Company spent approximately $30,000 in connection with this agreement.

        Harbin Three and Ocean Research Institute of the Chinese Academy of Sciences, hereinafter referred to as Ocean Research, entered into a Joint R&D Cooperation Agreement on January 8, 1999. The agreement was for a five-year term and formally expired on January 8, 2004. However, the parties continue to work together in accordance with the terms and conditions of the written agreement. Pursuant to the agreement, Ocean Research conducted a seaweed iodine food supplement project. The parties jointly researched techniques to develop and produce new products in the seaweed iodine food series. Harbin Three provided facilities, equipment and research funds, Ocean Research was responsible for technique development and services related to processing the products. The Company spent approximately $300,000 in connection with this agreement.

        Harbin Three and Medical Plants Research Institute, hereinafter referred to as Medical Plants, entered into a Technical Support Contract on September 10, 1999. The agreement was for a five-year term and formally expired on September 10, 2004. However, the parties continue to work together in accordance with the terms and conditions of the written agreement. Pursuant to the agreement, Medical Plants was responsible to manufacture and package Harbin Three brand products in accordance with manufacturing and technical requirements provided by Harbin Three. The Company spent approximately $30,000 in connection with this agreement.

        Harbin Three and Ecological Research Institute of Chinese Academy of Sciences, hereinafter Ecological Research, entered into a Technical Service Agreement on June 21, 2000. Although this agreement formally expired on June 20, 2002, the parties continue to work together in accordance with the terms and conditions of the written agreement. Pursuant to the agreement, Ecological Research provided Harbin Three with technical support related to the production of Harbin Three's cease enuresis soft capsule production. The Company spent approximately $12,000 in connection with this agreement.

        A copy of each of these agreements have been included as exhibits to our amended registration statement of which this prospectus is a part.

OUR PRODUCTS

        We have over one hundred products that can be divided into three categories: herbal-based pharmaceuticals, soybean protein peptide series, and health supplements. What is listed below reflects the product we manufactured prior to submitting this registration statement.

Herbal-based pharmaceuticals:

                Product                           Registration Status (Rx or OTC)   Distribution Channel

                Cease-Enuresis Soft Gel           Rx                                100% Rx

                Blood SugarDex<7                  OTC                               100% OTC

                Double Ginseng Yishen Grain       OTC                               100% OTC

        Cease-Enuresis Soft Gel is a prescription remedy for chronic bedwetting and nighttime urination.

        Blood SugarDex<7 is a chromium rich tablet that was primarily positioned for regulating the blood sugar balance for people with diabetics symptoms.

        Double Ginseng Yishen Grain is used to treat immune disorders caused by high stress.

        Soybean Protein Peptide Series: The soybean protein peptide series is a non-cholesterol source of protein available in powder, tablets, beverages, and food additives.

        Health Supplements: The health supplement products include beverages rich in vitamins and amino acids.

        So far, approximately 64% of our revenue is generated from herbal-based pharmaceuticals and the rest of our revenue is from soybean protein peptide products and health supplements.

PRODUCTION FACILITIES AND EQUIPMENT

        We have fully-automated production lines producing bioengineered and health food products. We have a fully mechanized, controlled soybean protein peptide production line which carries out automated production process including soybean decomposition, dehydration, sterilization, compilation and packaging. Our production facilities can be easily retooled to accommodate the mass production of our products in liquid, powder, tables, and sachets as well as packaging our products in various containers.

DISTRIBUTION CHANNELS

        We focus on expanding our distribution channels and networks in order to extend our sales network coverage in all major provinces and cities of China. This expansion of distribution networks has enabled us to introduce our new products into target markets more efficiently and effectively.

        We have 28 regional sales representative offices managing 190 representative offices with 68 distributors and approximately 10,000 distribution outlets in China.

        Our pharmaceutical products are distributed either by prescription in the hospitals and clinics or OTC at the drug stores. Our health supplement products and soybean protein peptide products are distributed in the supermarkets and the drug stores.

        Since we have many distribution outlets and a wide spectrum of products, we have a diversified suppliers and customers base and we do not rely on a limited group of suppliers and customers.

COMPETITION

         We are engaged in biotechnology, a fast growing and high tech industry in which technologies change rapidly. Our company makes use of our biotechnology techniques to produce our products. Our competitive edges are derived from:

         o Our technology - We produce soybean protein peptide through biotechnology techniques and we are a leading soybean peptide provider in China;

         o Our product - We have produced the unique product with high quality technology to treat the symptom of bed-wetting, namely the Cease Enuresis Soft Gel.

         o Our modern Chinese medicinal product - Shuanghuanglian Injection Powder represents advanced technology in the area of Chinese herbal medicinal production.

         o Our mass production capability - We are one of the leading soybean protein peptide manufacturers in China that is capable of mass production of soybean protein peptide products. We can produce two kinds of soybean protein peptide with seven series of products at one time.

         We compete with various companies, many of whom are developing or can be expected to develop products similar to ours. In 2004 some of our major competitors included:

         o Cheung Kong Life Science, a listed company in Hong Kong that produces immune-boosting health drinks similar to our products.

         o Shangdong Zhongtai Pharmaceutical Co. Ltd., a Chinese company that produces various kinds of health food supplement products, including Jianpizhiyi tablets, a famous health food supplement in China.

         o Number 2 Manufacturing Plant, a subsidiary of Harbin Pharmaceutical Group, one of the top five Chinese pharmaceutical manufacturers in China, also produces Shuanghuanglian Injection Powder and is one of our competitors.

         Many of our competitors are more established than we are, have greater name recognition and a larger customer base than we have, and have greater financial, technical, marketing and other resources than we presently possess. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies.

         In order to maintain our competitive edge in the future, we plan to pursue the following:

         o Develop and consolidate the existing products and markets for HSPL;

         o Continue to improve our existing sales channels and distribution network to better penetrate into new and existing markets. We plan to increase our self-owned and distributor owned outlets to over 20,000;

         o Expand the organization of our existing Hong Kong sales office;

         o Better control our sources of raw material by participating in cultivation of high protein content species of soybean in HeiLongJiang province;

         o Vertically integrate with soybean processing businesses to better control the manufacturing process;

         o Focus on training and development of staff to improve our quality of human resources.

INTELLECTUAL PROPERTY

        Our performance and ability to compete depends to a significant degree on our proprietary knowledge. We rely or intend to rely on a combination of patent and trade secret laws, non-disclosure agreements and other contractual provisions to establish, maintain and protect our proprietary rights.

Name of Patent                                                     Patent no.            Owner of patent
------------------------------------------------------------    -----------------    ------------------------
Peptide liquor and its preparation method                          01115857.3              Shujun Liu
A soybean peptide beer preparation method                          01102290.6              Shujun Liu
Protein peptide extraction technique and equipment                 00103391.3              Shujun Liu
Protein peptide extraction technique and equipment                 00103392.1              Shujun Liu
Electromagnetic processing technology for protein peptide          982062850               Shujun Liu
Natural ingredient health beverages manufacturing technique        95100425.5              Shujun Liu

         However, our patent of natural ingredient health beverages manufacturing technique passed its expiration date in 2004.

         In 2004, Harbin Bioengineering registered 11 trademarks in the Trademark Bureau of China Industrial and Commercial Administration Authority and our Hong Kong branch registered 9 trademarks with the Hong Kong Trademark Bureau. In addition, AOBO has obtained a new trademark of "Polar Light" owned by HSPL due to our acquisition of HSPL in 2004.

REGULATORY ENVIRONMENT

        Our principal sales market is presently in the People's Republic of China. We are subject to the Pharmaceutical Administrative Law, which governs the licensing, manufacturing, marketing and distribution of pharmaceutical products in China and sets penalties for violations of the law. We are also subject to the Food Sanitation Law, which provides for the food sanitation standards to be followed. Because Harbin Bioengineering is a wholly foreign owned enterprise, we are subject to the law on foreign investment enterprises in China, and the foreign company provisions of the Company Law of China, which governs the conduct of our wholly owned subsidiary and its officers and directors. Additionally, we are also subject to varying degrees of regulations and permit system by the Chinese government.

        The governmental approval process in the PRC for a newly developed health product is as follows: a product sample is sent to a clinical testing agents designated by the Ministry of Health, which conducts extensive clinical testing and examinations to verify if the product has the specified functions as stated by the company producing the product. A report will be issued by the clinical testing agent confirming or negating such functions. It generally takes approximately six months to one year for the report to be issued. This report then has to be submitted to a provincial Health Management Commission for approval. A letter of approval issued by such commission will then be submitted to the Ministry of Health for the issuance of a certificate that authorizes the sales and marketing of the product in the PRC. The whole process generally takes one and a half to two years.

COMPLIANCE WITH ENVIRONMENTAL LAW

        We comply with the Environmental Protection Law of China and its local regulations. In addition to statutory and regulatory compliance, we actively ensure the environmental sustainability of our operations. Our costs of compliance with applicable environmental laws are minimal, since the manufacturing of herbal-based pharmaceutical, soybean protein peptides products and health supplement products would generate very limited damages, if any, to the environment. Penalties would be levied upon us if we fail to adhere to and maintain certain standards. Such failure has not occurred in the past, and we generally do not anticipate that it may occur in the future, but no assurance can be given in this regard.

LITIGATION

        We are currently not involved in any litigation that we believe could have a materially adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our company's or our company's subsidiaries' officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

        You should read the following discussion of our financial condition and operations in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus. This prospectus contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). These include statements about our expectations, beliefs, intentions or strategies for the future, which we indicate by words or phrases such as "anticipate," "expect," "intend," "plan," "will," "we believe," "our company believes," "management believes" and similar language. The forward-looking statements are based on our current expectations and are subject to certain risks, uncertainties and assumptions, including those set forth in the discussion under the sections of "Business," "Risk Factors", and "Management's Discussion and Analysis." The actual results may differ materially from results anticipated in these forward-looking statements. We base the forward-looking statements on information currently available to us, and we assume no obligation to update them. In addition, our historical financial performance is not necessarily indicative of the results that may be expected in the future and we believe that such comparisons cannot be relied upon as indicators of future performance.

        On December 18, 2001, we entered into an exchange agreement to acquire Harbin Bioengineering. The exchange was treated as a reverse merger for accounting purposes. As such, our historical financial information reflects activities subsequent to the merger for AOBO and its subsidiaries and financial activity of Harbin Bioengineering prior to the merger.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

        We have identified one policy area as critical to the understanding of our consolidated financial statements. The preparation of our consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of sales and expenses during the reporting periods. With respect to net realizable value of the Company's accounts receivable and inventories, significant estimation judgments are made and actual results could differ materially from these estimates.

        The Company does not have any reserves against its accounts receivable or inventories at December 31, 2004 and 2003. Management's estimation that there are no reserves is based on the current facts that there are no significant aged accounts receivable and the current inventory turnover is sufficient to realize the current carrying value of the inventories. In making their judgment, management has assumed that there will be continued demand for their products in the future, thereby maintaining adequate turnover of the inventories. Additionally, management has assumed that customers will continue to pay their outstanding invoices timely, and that their customers' financial position will not deteriorate significantly in the future, which would result in their inability to pay their debts to the Company. While the Company's management currently believes that there is little likelihood that the actual results of their current estimates will differ materially from its current estimates, if customer demand for its products decreases significantly in the near future, or if the financial position of its customers deteriorates in the near future, the Company could realize significant write downs for slow moving inventories or uncollectible accounts receivable.

        We believe the following is among the most critical accounting policies that impact our consolidated financial statements. We suggest that our significant accounting policies, as described in our consolidated financial statements in the Summary of Significant Accounting Policies, be read in conjunction with this Management's discussion and Analysis of Financial Condition and Results of Operations.

        We recognize revenue in accordance with Staff Accounting Bulletin ("SAB") No. 104. All of the following criteria must exist in order for us to recognize revenue:

    1.  Persuasive evidence of an arrangement exists;
    2.  Delivery has occurred or services have been rendered;
    3.  The seller's price to the buyer is fixed or determinable and
    4.  Collectibility is reasonably assured.

        The majority of the Company's revenue results from sales contracts with distributors and revenue is generated upon the shipment of goods. The Company's pricing structure is fixed and there are no rebate or discount programs. Management conducts credit background checks for new customers as a means to reduce the subjectivity of assuring collectibility. Based on these factors, the Company believes that it can apply the provisions of SAB 104 with minimal subjectivity.

        RECENT DEVELOPMENTS

        On April 16, 2004, the company formed a subsidiary registered in Hong Kong, American Oriental Bioengineering (H.K.) Limited ("AOBOHK") to be wholly owned by Bestkey International Limited, a wholly owned subsidiary of the Company. The new subsidiary commenced operations in May 2004 and currently employs four individuals. This new subsidiary will perform business development, sales and marketing and logistics services exclusively for the Company in Hong Kong and Asia.

        On September 8, 2004, our board of directors approved our acquisition of HSPL and we signed the Purchase Agreement relating to the acquisition on the same day. AOBO's total consideration paid to acquire 100% equity ownership of HSPL consisted of the cash purchase price of $7,229,000 and assumption of HSPL's liabilities, including without limitation its existing bank loan with the outstanding balance of approximately $3,614,000.

RESULTS OF OPERATIONS - YEAR ENDED DECEMBER 31, 2004 AS COMPARED TO YEAR ENDED DECEMBER 31, 2003

         The following table sets forth selected statement of income data as a percentage of revenues for the years indicated.

                                                  YEAR ENDED         YEAR ENDED
                                                DECEMBER 31,       DECEMBER 31,
                                                        2004               2003
                                                ------------       ------------

Revenues                                             100.00%            100.00%
Cost of Revenues                                      35.25%             36.01%
Gross Margin                                          64.75%             63.99%
Selling and Marketing Expenses                         7.47%              7.58%
Advertising                                            9.16%             12.88%
General and Administrative Expenses                   14.33%             13.62%
Depreciation and Amortization                          2.37%              2.75%
Interest Expense, Net                                  0.32%              0.30%
Income Taxes                                           6.93%              5.46%
Net Income                                            24.31%             22.06%

YEAR ENDED DECEMBER 31, 2004 COMPARED TO YEAR ENDED DECEMBER 31, 2003

Revenues, Cost of Revenues and Gross Margin
-------------------------------------------

         Revenues for the year ended December 31, 2004 were $31,966,927, an increase of $11,104,218 from $20,862,709 for the year ended December 31, 2003. Compared to 2003, our sales revenues from our three main categories of products in 2004 were as follows:

                                                                                  Increase /
         Product                                    2004             2003         (decrease)
         ----------------------------------    -------------    -------------    -------------
         Chinese herbal medicinal products     $ 28,356,401     $ 12,946,143     $ 15,410,258
         Health food supplements                  2,616,433        1,879,190          737,243
         Soybean protein peptide                    994,093        6,037,376       (5,043,283)

                                               -------------    -------------    -------------
         TOTAL                                 $ 31,966,927     $ 20,862,709     $ 11,104,218
                                               =============    =============    =============

         In 2004, the sales of our Chinese herbal medicinal products increased by $15,410,258, or 119% as compared to 2003. This was mainly due to the fact that our sales of Cease Enuresis Soft Gel and other Chinese herbal medicinal products continued to increase and the demand for our Chinese medicinal products increased in 2004 as compared to 2003. Also, the acquisition of HSPL contribute to our increased sales revenues in Chinese herbal medicinal products because HSPL produces additional species of Chinese herbal medicinal.

         The sales revenue from our health food supplement series increased to $2,616,433 in 2004 from $1,879,190 from 2003, representing a growth of 39%.
During 2003, our sales in health food supplements decreased due to severe competition in the Chinese market. However, in 2004 we improved our performance in health food supplement products as a result of continued marketing efforts and promotions. Therefore, we managed to recover our sales in health food supplement products in 2004 as compared to 2003.

         However, in 2004, the sales of our soybean protein peptide decreased by 84% from $6,037,376 to $994,093. Last year when we launched our soybean protein peptide products, our distributors placed purchase orders with larger quantities for initial ordering and in 2004, when the distributors placed their refill orders, the order size was reduced and caused a reduction in sales revenue for soybean protein peptide products.

         Cost of revenues for the year ended December 31, 2004 were $11,267,647, an increase of $3,754,635 from $7,513,012 for the year ended December 31, 2003. The increases in costs of sales by product categories were as follows:

                                                                                  Increase /
         Product                                    2004             2003         (decrease)
         ----------------------------------    -------------    -------------    -------------

         Chinese herbal medicinal products     $  9,666,580     $  6,135,025     $  3,531,555
         Health food supplements                  1,251,196          753,693          497,503
         Soybean protein peptide                    349,871          624,294         (274,423)

                                               -------------    -------------    -------------
         TOTAL                                 $ 11,267,647     $  7,513,012     $  3,754,635
                                               =============    =============    =============

         The cost of sales of health food supplement series increased by $497,503, or 66% in 2004 compared to 2003. This increase resulted from our 39% increase in sales revenue from our health food supplement series in 2004 compared to 2003.

         The cost of sales of Chinese herbal medicinal products increased by $3,531,555, or 58% in 2004 compared to 2003. This increase resulted from our 119% increase in sales revenue from our Chinese herbal medicinal products in 2004 compared to 2003. The percentage increase in cost of sales was less than the proportional increase in sales revenue because the percentage profit margin increased from 53% in 2003 to 66% in 2004. The percentage increase in cost of sales was lower than the proportional increase in sales revenue because the percentage profit margin improved from 64% in 2003 to 72% in 2004. The Company continued to experience an increase in sales for Chinese herbal medicinal products and as a result, we managed to improve our profit margin through better production experience and increased scale of production.

         The majority of increases in revenues and cost of revenues for the year ended December 31, 2004 as compared to the year ended December 31, 2003 were related to an overall increase in the sales of our products. Cost of revenues, as a percentage of revenues, was 65% for the year ended December 31, 2004, compared with 64% for the year ended December 31, 2003. Gross margin for the year ended December 31, 2004 was $20,699,280, an increase of $7,349,583, from $13,349,697, for the year ended December 31, 2003.

Selling and Marketing Expenses
------------------------------

         Selling and marketing expenses increased from $1,582,190 in 2003 to $2,387,805 in 2004, representing a 51% increase. In 2003, the Company spent $385,015 for the payroll of our sales and marketing executives and employees, and in 2004, this amount increased to $470,039, or a 22% increase against 2003, because we increased our staff forces in sales and marketing. Also, the Company spent an additional $720,591 in overhead to sustain our sales and marketing department and to increase our sales and marketing activities to support our efforts to achieve better sales performance of our products in 2004 against 2003.

Advertising Expenses
--------------------

         Advertising expenses increased by $238,941, from $2,687,688 in 2003 to $2,926,629 in 2004. The increase in advertising expenses resulted from an increase in advertising and promotional efforts in 2004 to promote the Company's products to increase sales revenues.

General and Administrative Expenses
-----------------------------------

         General and administrative expenses increased from $2,841,666 in 2003 to $4,582,388 in 2004, or a 61% increase. During 2004, the Company spent $378,064 in payroll expenses for Harbin Bioengineering as compared to $311,957 in 2003 as a result of an increase in the number of executives necessary to support the increased business activities in Harbin Bioengineering. The Company spent $25,405 in payroll expenses in HSPL's operations subsequent to the acquisition. The Company also spent an additional $1,674,615 for non-payroll overhead in 2004 as compared to 2003, detailed as follows:

          Compensation to directors                               $  183,500
          Stock based consultant compensation                        641,024
          Legal and other professional fees                          178,968
          Other non-payroll expense for Harbin Bioengineering        116,740
          Other non-payroll expenses                                 554,383
                                                                  -----------
          Total increase in non-payroll expenses                  $1,674,615
          Increase in payroll expenses                                66,107
                                                                  -----------
          Total increase in expenses                              $1,740,722
                                                                  ===========

Depreciation and Amortization
-----------------------------

         Depreciation and amortization of plant and equipment increased $183,846 in 2004 compared to 2003. The increase was mainly due to the increase in asset as a result of the HSPL acquisition.

Income Taxes
------------

         Income tax expense was $2,216,626 for the year ended December 31, 2004, as compared to $1,138,636 for the year ended December 31, 2003. The increase was due to the increase in profit of Harbin Bioengineering, which could not be offset against the losses of AOBO.

LIQUIDITY AND CAPITAL RESOURCES

Cash
----

         Our cash balance increased by $6,037,292 to $11,404,149 at December 31, 2004, as compared to $5,366,857 at December 31, 2003. The increase was mainly attributable to the completion of our $6,000,000 funding with net proceeds of approximately $5,400,000, and cash flow from operations of approximately $8,395,000, being offset by cash spent for the HSPL acquisition.

         Our cash flow generated from operations amounted to $8,395,241 in 2004. Our account receivables and inventories increased by $807,686 and $1,606,851, respectively. We required more working capital in terms of increased account receivables and inventories to support our increased scale of operations as a result of increased sales revenues. Compared to 2003, our cash flow generated from operations increased by 5,866,057 and this increase was mainly due to an increase in our net income for 2004 compared to 2003.

         Our cash flow used in investing activities amounted to $9,088,512. During 2004, we paid $7,070,883 for the acquisition of HSPL. In 2003, our cash flow generated from investing activities amounted to $178,104, during which time we did not have any major acquisition requiring usage of cash.

         Our cash flow generated from financing activities amounted to $6,730,563. Net cash proceed of $5,438,614 was received from our $6,000,000 private placement completed on November 23, 2004. Also, during 2004, we received a $1,319,110 loan from our shareholders. In 2003, our cash flow used in financing activities amounted to $157,154, out of which the majority was used for repayment to our shareholders. In 2003, we did not completed any financing activities that resulted in injection of cash to the Company.

Working Capital
---------------

         Our working capital increased by $4,242,951 to $14,803,070 at December 31, 2004, as compared to $10,560,119 at December 31, 2003. The increase in working capital at December 31, 2004 was the result of our increase in cash of $6,037,292, accounts receivable of $1,480,094, and inventories of $3,126,249.

         The Company currently generates its cash flow through operations and shareholder loans. The Company believes that its cash flow generated from operations will be sufficient to sustain operations for the next twelve months. However, from time to time the Company may require extra funding through financing activities and investments for expansion. On November 23, 2004, we completed a $6,000,000 private placement from which we received net cash proceeds of $5,438,614. During 2004 the Company also used $7,070,883 in cash for the HSPL acquisition. In the future, we believe the Company may increase its access to funding that may be needed for our ongoing operations and our potential expansion into new markets and the Company believes that extra funding from external sources may be required. There is no identifiable expansion plan as of December 31, 2004, but, from time to time, the Company may come up with new expansion opportunities for which our management may consider seeking external funding and financing.

RECENT ACCOUNTING PRONOUNCEMENTS

         In May 2003, the FASB issued SFAS No. 150, "Accounting For Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 changes the accounting for certain financial instruments with characteristics of both liabilities and equity that, under previous pronouncements, issuers could account for as equity. The new accounting guidance contained in SFAS No. 150 requires that those instruments be classified as liabilities in the balance sheet.

         SFAS No. 150 affects the issuer's accounting for three types of freestanding financial instruments. One type is mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets. A second type includes put options and forward purchase contracts, which involves instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets. The third type of instruments that are liabilities under this Statement is obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers' shares. SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety.

         Most of the provisions of Statement 150 are consistent with the existing definition of liabilities in FASB Concepts Statement No. 6, "Elements of Financial Statements". The remaining provisions of this Statement are consistent with the FASB's proposal to revise that definition to encompass certain obligations that a reporting entity can or must settle by issuing its own shares.

         This Statement shall be effective for financial instruments entered into or modified after May 31, 2003 and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of a non-public entity, as to which the effective date is for fiscal periods beginning after December 15, 2004.

         In November 2004, the FASB issued SFAS No. 151, "Inventory Costs". This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing" to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) In addition, this Statement requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement will be effective for the Company beginning in 2005.

         In December 2004, the FASB issued SFAS No. 153, "Exchanges of Non-Monetary Assets, an Amendment of Accounting Principles Board ("APB") No. 29". This statement amends APB Opinion No. 29, "Accounting for Nonmonetary Transactions". Earlier guidance had been based on the principle that exchanges of nonmonetary assets should be based on the fair value of the assets exchanged and APB No. 29 included certain exceptions to this principle. However, FASB 153 eliminated the specific exceptions for nonmonetary exchanges with a general exception rule for all exchanges of nonmonetary assets that do not have commercial and economic substance. A nonmonetary exchange has commercial substance only if the future cash flows of the entity is expected to change significantly as a result of the exchange. This statement is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005.

         In December 2004, the FASB issued a revised SFAS No. 123, Accounting for Stock-Based Compensation, which supersedes APB opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This statement requires a public entity to recognize and measure the cost of employee services it receives in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). These costs will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period). This statement also establishes the standards for the accounting treatment of these share-based payment transactions in which an entity exchanges its equity instruments for goods or services. It addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This statement shall be effective the first interim or annual reporting period that begins after December 15, 2005 for small business public entities and nonpublic companies.

         The implementations of the above pronouncements are not expected to have a material effect on the Company's consolidated financial statements.


                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

        As disclosed in our Current Report on Form 8-K filed with the Commission on February 13, 2004, Thomas Leger & Co. ("Thomas"), our certifying accounting firm, resigned as our principal independent accountant on February 6, 2004. On February 17, 2004, we announced that we engaged Weinberg & Company, P.A. ("Weinberg") as the principal accountant to audit our financial statements. The decision to change the accountants was approved by our Board of Directors.

         The principal accountant's report of Thomas Leger on our financial statements did not contain an adverse opinion or disclaimer of opinion, nor was it modified as to the uncertainty, audit scope, or accounting principles. We did not have disagreement with Thomas on accounting and financial disclosure.

         Other than auditing services, we have not consulted with Weinberg, our new principal independent accountant, during the last two years or subsequent interim period up to and including the date we engaged Weinberg on either the application of accounting principles or type of opinion Weinberg might issue on our financial statements.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        On October 15, 2003 we announced the purchase of the soybean protein peptide project from its owner, Tony Liu. Tony Liu was the sole owner of this project. Tony Liu, being the CEO, Chairman of our board of directors and more than 5% shareholder of our company, was deemed to be a related party of our company and this transaction was deemed to be a related party transaction.

        We have a revolving bank loan of RMB12 million YUAN (approximately $1,445,783) for general working capital supporting the operations of the company. The bank loan is backed by the general credit of our wholly owned subsidiary, Harbin Bioengineering.

                               MARKET INFORMATION

        Our common stock is quoted on the Nasdaq Over-The-Counter Bulletin Board system under the symbol "AOBO.OB." The Over-The-Counter Bulletin Board is sponsored by the National Association of Securities Dealers (NASD) and is a network of securities dealers who buy and sell stocks. Prices reported below represent prices between dealers, do not include markups, markdowns or commissions and do not necessarily represent actual transactions. The market for our shares has been sporadic and at times very limited.

        For the periods indicated, the following table sets forth the high and low bid quotations per share of our common stock.

   YEAR                  PERIOD               HIGH           LOW
-------------   ----------------------      -------        -------
2002            First Quarter               1.400          0.600
                Second Quarter              0.770          0.350
                Third Quarter               0.450          0.110
                Fourth Quarter              0.510          0.260

2003            First Quarter               1.160          0.240
                Second Quarter              0.840          0.190
                Third Quarter               2.350          0.700
                Fourth Quarter              4.020          1.750

2004            First Quarter               4.900          3.080
                Second Quarter              3.430          1.750
                Third Quarter               1.780          1.250
                Fourth Quarter              1.760          1.230

2005            First Quarter               1.530          1.280

        On April 12, 2005, the closing bid price of our common stock was $1.450.

        As of March 30, 2005 there were approximately 882 record shareholders of common stock. There is only one shareholder, Tony Liu, our Chairman and Chief Executive Officer, who holds share of our Class A Preferred Stock. We have not paid any cash dividends on shares of our common stock, and we currently plan to retain further earnings to fund the development and growth of our business.

                                 DIVIDEND POLICY

        We have not declared or paid any cash dividends to date, and we do not intend to declare any cash dividends on the shares of our common stock in the foreseeable future. We intend to retain any future earnings for use in the operation and expansion of our business. Any future decision to pay dividends on shares of our common stock will be solely at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions in future financing agreements, if any, and other business and financial considerations our board of directors may deem relevant.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        As used in this section, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose of or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise subject to community property laws where applicable.

        As of December 31 2004, we had a total of 39,746,827 shares of common stock and 1,000,000 shares of preferred stock issued and outstanding, which are the only issued and outstanding voting equity securities of AOBO.

         The following table sets forth certain information regarding beneficial ownership of common stock as of March 14, 2005 by each person known to us to own beneficially more than 5% of our common stock, each of our directors, each of our named executive officers; and all executive officers and directors as a group.

Title of class    Name                 Position Held            Shares Owned       % Owned(1)
--------------    ----                 -------------            -------------      ----------

Preferred         Shujun Liu           Director and CEO           1,000,000          100%
----------        -----------          ------------------       -------------      -----------
Common            Shujun Liu           Director and CEO          16,074,706           40.43%
Common            Jun Min              Director                     889,071            2.24%
Common            Yanchun Li           Director and COO             738,293            1.86%
Common            Binsheng Li          Director                      55,748            0.14%

OWNERSHIP OF OUR COMMON STOCK BY ALL DIRECTORS AND EXECUTIVE
OFFICERS AS A GROUP                                              17,757,818            44.67%

(1) Based upon 39,746,827 shares outstanding plus in the case of each of the officer and directors and all officers and directors as a group, all shares issuable upon the exercise of the options held by them, which were exercisable as of December 31, 2004 or within 60 days thereafter. Pursuant to the rules promulgated by the SEC, every person who has or shares the power to vote or to dispose of shares of common stock are deemed to be the "beneficial" owner of all the shares of common stock over which any such sole or shared power exists.

                            DESCRIPTION OF PROPERTIES

We own the following properties in China:

        o Land use rights to possess and use a piece of land with an approximately combined area of 710,000 square feet including that of 490,000 square feet from the acquisition of HSPL located at Harbin, Heilongjiang Province, China. In addition, the Harbin Bioengineering also possesses of a piece of land with area total to 220,000 square feet.

        o Ten buildings consisting of manufacturing plants, office, warehouse and staff facilities, of which, five buildings are manufacturing plants from HSPL after the acquisition, including pre-treatment, extraction, solid preparation, powder injection and power and water supply.

        There is no lien or encumbrance on any of AOBO's properties and at this moment the Company does not have any plan for large scale improvements or developments of these properties.

                            DESCRIPTION OF SECURITIES

        The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, as amended to date, and our Bylaws, all of which have been filed as exhibits to our registration statement of which this prospectus is a part. All material terms of these referenced documents are disclosed in this document. Our authorized capital stock consists of 60,000,000 shares of common stock, $.001 par value per share, and 2,000,000 shares of preferred stock, $.001 par value per share.

COMMON STOCK

        The holders of our common stock are entitled to one vote for each share held. The affirmative vote of a majority of votes cast at a meeting that commences with a lawful quorum is sufficient for approval of matters upon which shareholders may vote, including questions presented for approval or ratification at the annual meeting. Our common stock does not carry cumulative voting rights, and holders of more than 50% of our common stock have the power to elect all directors and, as a practical matter, to control our company. Holders of our common stock are not entitled to preemptive rights, and our common stock may only be redeemed at our election.

        After the satisfaction of requirements with respect to preferential dividends, if any, holders of our common stock are entitled to receive, pro rata, dividends when and as declared by our board of directors out of funds legally available therefore. Upon our liquidation, dissolution or winding-up, after distribution in full of the preferential amount, if any, to be distributed to holders of the preferred stock, holders of our common stock are entitled to share ratably in our assets legally available for distribution to our shareholders. All outstanding shares of common stock are fully paid and non-assessable.

        We granted registration rights to purchasers of our common stock issued in the private placement in November 2004. We agreed to file within 30 days of the purchase date of the common stock, a registration statement on Form SB-2 registering the resale of such common stock. If such registration statement is not filed within the 30-day period and not declared effective within 120 days from the purchase date, we will deliver liquidated damages to the purchasers.

PREFERRED STOCK

        As of December 31, 2004, we had 1,000,000 shares of preferred stock issued and outstanding. They were issued to Tony Liu, the current chairman and CEO of AOBO, in conjunction with the acquisition of a peptide project. These shares of Class A Preferred Stock provide Tony Liu with 25% of total voting right in AOBO and a liquidation preference. Our board of directors is authorized to issue up to the total of 2,000,000 shares of preferred stock, without any further action by the stockholders. Our board of directors may also divide any and all shares of preferred stock into series and fix and determine the relative rights and preferences of the preferred stock, such as the designation of series and the number of shares constituting such series, dividend rights, redemption and sinking fund provisions, liquidation and dissolution preferences, conversion or exchange rights and voting rights, if any. Issuance of preferred stock by our board of directors will result in such shares having dividend and/or liquidation preferences senior to the rights of the holders of our common stock and could dilute the voting rights of the holders of our common stock.

DIVIDENDS

        We have not declared or paid any cash dividends to date, and we do not intend to declare any cash dividends on the shares of our common stock in the foreseeable future. Any future decision to pay dividends on shares of our common stock will be solely at the discretion of our board of directors. See also "Dividend Policy."

WARRANTS

        We issued 7,500,000 Class A warrants and 3,000,000 Class B warrants in the private placement in November 2004. The exercise price of the Class A warrants is $0.85 per share and the exercise price of the Class B warrants is $1.60 per share. Pursuant to the warrants, the Subscribers are entitled to purchase an aggregate of 7,500,000 shares of Class A common stock and 3,000,000 shares of Class B common stock.

        The warrants will expire on the third anniversary of the effective date of this registration statement and may be exercised in full or in part during that period. The Warrants are transferable upon proper endorsement of the transferor. The Subscriber or its assigns is the Holder of the Warrants ("Holder").

        CASHLESS EXERCISE. The Holders agreed that they will not opt for cashless exercise within one year from November 23, 2004, the closing date of the private placement. After one year, if the Holders can sell their Securities under an effective registration statement, the warrants may only be exercised for cash; if no such registration statement is available, the Holders may opt for cashless exercise.

        If the fair market value of the warrants is greater than the exercise price and no registration statement is effective, the holder may elect to receive shares equal to X (as determined below) by cashless exercise:

            X=Y(A-B)/A

            Where X= the number of shares of common stock to be issued to the holder

            Y= the number of shares of common stock issuable under the warrant

            A= the fair market value of one share of the common stock at the date of such calculation

            B= the exercise price

        ADJUSTMENT OF EXERCISE PRICE. Until the expiration date and prior to the complete exercise of the warrant, if the Company issues shares of common stock for a consideration less than the exercise price, the exercise price shall be reduced to such other lower issue price.

        MAXIMUM EXERCISE. The Holder of the warrant shall not be entitled to exercise the warrant if the exercise would result in beneficial ownership by the Holder and its affiliates of more than 9.99% of the outstanding common stock of the Company.

        THE COMPANY'S RIGHT TO CALL THE WARRANTS. The Class A warrants will be callable by the Company if the Class A common stock closes at or above $2.55 for fifteen (15) consecutive trading days. The Class B warrants will be callable by the Company if the Class B common stock closes at or above $4.00 for fifteen
(15) consecutive trading days. The warrant holder shall exercise his warrant rights and purchase the called common stock. Otherwise the Company may cancel the warrant. The warrants are callable only when they are freely tradable under an effective registration statement and listed on a principal market.

        REGISTRATION RIGHTS. Holders of the Class A warrants and Class B warrants have registration rights similar to what we described above under Common Stock.

                INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

        As permitted by applicable law, our Bylaws provide that we will indemnify our officers, directors, employees, consultants and agents. This includes indemnification against attorneys' fees and other expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them arising out of their association with or activities on behalf of our company. However, they will not be indemnified if they are adjudged to have acted with gross negligence, engaged in willful misconduct, knowingly violated the law, breached their duty of loyalty or received improper personal benefit. We will bear the expenses of such litigation for any such persons upon their promise to repay such sums if it is ultimately determined that they are not entitled to indemnification.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to our directors, officers and controlling persons (within the meaning of the Securities Exchange Act) pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                     EXPERTS

         Our consolidated financial statements as of December 31, 2004 and 2003 and for the years then ended, have been included in this prospectus and in the registration statement of which this prospectus forms a part in reliance on the report of Weinberg & Company, P.A, independent accountants, given on authority of said firm as experts in auditing and accounting.

         As disclosed in our Current Report on Form 8-K filed with the Commission on February 13, 2004, Thomas Leger & Co., our certifying accounting firm, resigned as our principal independent accountant on February 6, 2004. On February 17, 2004, we announced that we engaged Weinberg & Company, P.A. as the principal accountant to audit our financial statements. The decision to change the accountants was approved by our Board of Directors.

                                 TRANSFER AGENT

        Our transfer agent is ComputerShare Limited. The address is PO Box 1596, Denver, Colorado 80201-1596.

                                  LEGAL MATTERS

        The law firm of Beckley Singleton CHTD located at 530 Las Vegas Boulevard South Las Vegas, NV 89101-6516 has passed on the validity of the common stock offered hereby. We have appointed the law firm of Beckley Singleton CHTD as our agent to receive service of process in any action against our Company in the United States.

                             ADDITIONAL INFORMATION

        We have filed with the Commission a registration statement on Form SB-2 under the Securities Act with respect to the common stock offered hereby. This prospectus constitutes the prospectus of American Oriental Bioengineering, Inc., filed as part of the registration statement, and it does not contain all of the information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information with respect to our company and this offering, we refer you to the registration statement and exhibits filed as part of it. You may inspect the registration statement, including the exhibits thereto, without charge at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain copies of all or any portion of the registration statement from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. You may also access such material electronically by means of the Commissions home page on the Internet at http://www.sec.gov. Descriptions contained in this prospectus as to the contents of a contract or other document filed as an exhibit to the registration statement are not necessarily complete and each such description is qualified by reference to such contract or document.

        We mail a copy of our audited Annual Report on Form 10-KSB along with a proxy statement to our shareholders prior to our annual meeting.

             AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS
                               FOR THE YEARS ENDED
                           DECEMBER 31, 2004 AND 2003




                                    CONTENTS
                                    --------


PAGE  F-1         REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PAGE  F-2         CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2004 AND 2003

PAGE  F-3         CONSOLIDATED STATEMENTS OF INCOME FOR THE YEARS ENDED DECEMBER
                  31, 2004 AND 2003

PAGE  F-4         CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY FOR
                  THE YEARS ENDED DECEMBER 31, 2004 AND 2003

PAGE  F-5-6       CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED
                  DECEMBER 31, 2004 AND 2003

PAGES F-7-30      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31,
                  2004 AND 2003

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
             -------------------------------------------------------



To the Board of Directors and Shareholders of:
American Oriental Bioengineering, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of American Oriental Bioengineering, Inc. and Subsidiaries (the "Company") as of December 31, 2004 and 2003 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Oriental Bioengineering, Inc. and Subsidiaries as of December 31, 2004 and 2003 and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.




/s/ Weinberg & Company, P.A.

Boca Raton, Florida
March 25, 2005


                         AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES
                                       CONSOLIDATED BALANCE SHEETS
                                    AS OF DECEMBER 31, 2004 AND 2003


                                                 ASSETS
                                                                               2004             2003
                                                                            -----------     -----------
CURRENT ASSETS
  Cash and cash equivalents                                                 $11,404,149     $ 5,366,857
  Accounts receivable                                                         4,736,901       3,256,807
  Inventories                                                                 5,673,059       2,546,810
  Advances to suppliers                                                         518,589         868,458
  Other receivables                                                             156,062              --
  Due from employees                                                            182,099          55,116
  Deferred merger costs                                                              --          33,334
  Deferred consulting expenses                                                1,686,652       1,569,442
                                                                            -----------     -----------
          Total Current Assets                                               24,357,511      13,696,824

PLANT AND EQUIPMENT, NET                                                      8,068,776       6,463,761
DEFERRED TAX ASSETS                                                             159,958          96,620
LICENSE, NET                                                                    542,168         632,531
CONSTRUCTION IN PROGRESS                                                      1,836,714              --
LAND USE RIGHTS, NET                                                          7,871,497         801,061
                                                                            -----------     -----------
    TOTAL ASSETS                                                            $42,836,624     $21,690,797
                                                                            ===========     ===========

                                  LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable                                                            $   755,266     $    11,352
Short-term bank loans                                                         5,060,241       1,445,783
Customer deposits                                                               160,504          76,593
Taxes payable                                                                 1,096,545         310,480
Other payables and accrued expenses                                           1,064,411       1,242,474
Due to shareholders                                                           1,404,522          43,243
Current portion of obligations under capital leases                              12,952           6,780
                                                                            -----------     -----------
          Total current liabilities                                           9,554,441       3,136,705

LONG-TERM PORTION OF OBLIGATIONS UNDER CAPITAL LEASES                            34,548          25,449
DEFERRED TAX LIABILITIES                                                        107,201          18,181
                                                                            -----------     -----------
TOTAL LIABILITIES                                                             9,696,190       3,180,335
                                                                            -----------     -----------

SHAREHOLDERS' EQUITY
Preferred stock, $0.001 par value; 2,000,000 shares authorized;
  1,000,000 shares issued and outstanding in 2004 and 2003                        1,000           1,000
Common stock, $0.001 par value; 60,000,000 shares authorized;
  39,746,827 and 32,725,827 shares issued and outstanding, respectively          39,747          32,726
Additional paid-in capital                                                   16,900,303      10,048,734
Retained earnings (the restricted portion of retained earnings is
  $1,294,689 and $946,865 in 2004 and 2003, respectively)                    16,199,384       8,428,002
                                                                            -----------     -----------
          Total Shareholders' Equity                                         33,140,434      18,510,462
                                                                            -----------     -----------
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                               $42,836,624      21,690,797
                                                                            ===========     ===========


                    See accompanying notes to the consolidated financial statements.

                                                   F-2


             AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003


                                                      2004              2003
                                                  -------------     -------------
REVENUES                                          $ 31,966,927      $ 20,862,709

COST OF GOODS SOLD                                 (11,267,647)       (7,513,012)
                                                  -------------     -------------

GROSS PROFIT                                        20,699,280        13,349,697

Selling and marketing expenses                       2,387,805         1,582,190

Advertising                                          2,926,629         2,687,688

General and administrative expenses                  4,582,388         2,841,666

Depreciation and amortization                          757,720           573,874
                                                  -------------     -------------

INCOME FROM OPERATIONS                              10,044,738         5,664,279

INTEREST EXPENSE, NET                                 (100,765)          (63,407)

OTHER INCOME, NET                                       44,035           139,610
                                                  -------------     -------------
INCOME BEFORE INCOME TAXES                           9,988,008         5,740,482

INCOME TAXES                                         2,216,626         1,138,636
                                                  -------------     -------------

NET INCOME                                        $  7,771,382      $  4,601,846
                                                  =============     =============

NET INCOME PER SHARE
         BASIC                                    $       0.23      $       0.15
         DILUTED                                  $       0.20      $       0.15

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
         BASIC                                      33,595,685        31,062,573
         DILUTED                                    39,302,754        31,296,193



        See accompanying notes to the consolidated financial statements.

                                       F-3



                                      AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES
                                    CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                          FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003


                                     Preferred Stock              Common Stock         Additional
                                               Stated                        Par         Paid-In      Retained
                                 Shares        Value         Shares         Value        Capital      Earnings        Total
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
BALANCE AT JANUARY 1, 2003              --   $         0    11,341,017   $    11,341   $ 4,597,263   $ 3,826,156   $ 8,434,760

 Stock issued for assets
     acquisition                 1,000,000         1,000    20,284,810        20,285     3,264,571            --     3,285,856

 Common stock issued for
     consulting services                --            --       800,000           800     1,575,200            --     1,576,000

 Common stock issued for
     consulting services                --            --       300,000           300        56,700            --        57,000

 Warrants issued in
     investment agreement               --            --            --            --       555,000            --       555,000

 Net income                             --            --            --            --            --     4,601,846     4,601,846
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
BALANCE AT DECEMBER 31, 2003     1,000,000   $     1,000    32,725,827   $    32,726   $10,048,734   $ 8,428,002   $18,510 462
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------

 Stock option granted
     to executives                      --            --            --            --        64,000            --        64,000

 Common stock issued for
     consulting services                --            --       700,000           700     1,189,300            --     1,190,000

 Common stock and warrants
     issued in private
     placement, net                     --            --     6,000,000         6,000     5,432,614            --     5,438,614

 Common stock issued for
     consulting services                --            --       321,000           321       165,655            --       165,976

 Net income                             --            --            --            --            --     7,771,382     7,771,382
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
BALANCE AT DECEMBER 31, 2004     1,000,000   $     1,000    39,746,827   $    39,747   $16,900,303   $16,199,384   $33,140,434
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========


                                 See accompanying notes to the consolidated financial statements.

                                                                F-4


                                AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES
                                         CONSOLIDATED STATEMENTS OF CASH FLOWS
                                     FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003


                                                                                            2004               2003
                                                                                        -------------     -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                            $  7,771,382      $  4,601,846
  Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization                                                              757,720           573,874
  Amortization of deferred merger costs and deferred consulting expenses                   1,106,124         1,067,515
  Deferred taxes                                                                              25,682            (9,667)
  Common stock issued for consulting services                                                165,976                --
  Stock option compensation expense                                                           64,000                --

Changes in operating assets and liabilities, net of the effects of the acquisition:
(Increase) Decrease In:
  Accounts receivable                                                                       (807,686)       (1,784,113)
  Inventories                                                                             (1,606,851)       (2,051,061)
  Advances to suppliers                                                                      381,724          (724,874)
  Other receivables                                                                         (105,455)               --

Increase (Decrease) In:
  Accounts payable                                                                        (1,289,640)          (18,422)
  Customer deposits                                                                           81,786           (77,237)
  Tax payable                                                                                786,065           261,317
  Other payables and accrued expenses                                                      1,064,414           690,006
                                                                                        -------------     -------------
  Net cash provided by operating activities                                                8,395,241         2,529,184
                                                                                        -------------     -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Due from employees                                                                        (126,983)          329,465
  Purchases of construction in progress                                                   (1,826,089)               --
  Purchases of plant and equipment                                                           (64,557)         (151,361)
  Purchases of subsidiary, net of cash acquired                                           (7,070,883)               --
                                                                                        -------------     -------------
  Net cash (used in) provided by investing activities                                     (9,088,512)          178,104
                                                                                        -------------     -------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from short-term bank loans                                                      1,445,783                --
  Repayments of short-term bank loans                                                     (1,445,783)               --
  Proceeds from private placement                                                          5,438,614                --
  Repayments of capital lease                                                                (27,161)          (18,171)
  Cash received from (repayment to) shareholders                                           1,319,110          (138,983)
                                                                                        -------------     -------------
  Net cash provided by (used in) financing activities                                      6,730,563          (157,154)
                                                                                        -------------     -------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                                  6,037,292         2,550,134

  Cash and cash equivalents, beginning of year                                             5,366,857         2,816,723
                                                                                        -------------     -------------

CASH AND CASH EQUIVALENTS, END OF YEAR                                                  $ 11,404,149      $  5,366,857
                                                                                        =============     =============



                            See accompanying notes to the consolidated financial statements.

                                                          F-5



                           AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES
                                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003


SUPPLEMENTARY CASH FLOW INFORMATION                                                   2004            2003
                                                                                    ----------     ----------
  1. Interest paid                                                                  $  130,601     $   92,987
                                                                                    ==========     ==========

  2. Income taxes paid                                                              $1,404,878     $1,113,959
                                                                                    ==========     ==========

  3. On October 12, 2004, the Company completed the acquisition of Heilongjiang
     Songhuajiang Pharmaceuticals Co., Ltd. for $7,228,916. The following represents the assets purchased and liabilities assumed at the acquisition date:
             Land use rights                                                        $7,137,137
             Construction in progress                                                   10,627
             Fixed assets                                                            2,098,683
             Cash and cash equivalents                                                 158,033
             Accounts receivable                                                       672,408
             Inventories                                                             1,519,398
             Other receivables and prepayments                                          82,462
                                                                                    ----------
       Total assets purchased                                                       11,678,748
                                                                                    ----------

             Short term bank loans                                                   3,656,627
             Accounts payable and accrued expenses                                     791,080
             Customer deposits                                                           2,125
                                                                                    ----------
       Total liabilities assumed                                                     4,449,832
                                                                                    ----------
    Net assets acquired                                                              7,228,916
                                                                                    ----------

    Total consideration paid                                                        $7,228,916
                                                                                    ==========

  4. Issued 321,000 shares of common stock valued at $165,975 for consulting services in 2004.

  5. Issued 700,000 shares of common stock valued at $1,190,000 for deferred consulting services in 2004.

  6. Issued 1,000,000 shares of preferred stock and 20,284,810 shares of common stock in 2003 valued at $3,285,856 for the acquisition of the protein peptide project.




        See accompanying notes to the consolidated financial statements.

             AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2004 AND 2003


1.       ORGANIZATION AND PRINCIPAL ACTIVITIES

         In an agreement dated December 18, 2001, Internet Golf Association agreed to acquire Harbin Three Bioengineering Limited, a limited liability company formed in the People's Republic of China ("PRC"). Under the terms of the agreement, Internet Golf Association had reversed split its common stock 100 to 1, reduced the authorized shares to 20,000,000 shares and changed its name to American Oriental Bioengineering, Inc. (the "Company"). The Company also acquired Bestkey International, Ltd., a British Virgin Island Corporation. This transaction was treated as a reverse merger for accounting purposes.

         On December 18, 2001, the Company acquired 100% of the equity interest of Harbin Three Happiness Bioengineering Co., Ltd. ("Harbin Bioengineering"), a company organized under the laws of China, through the exchange of 8,538,943 shares of the Company's restricted common stock. The transaction was a triangular merger with Bestkey International, Ltd, a British Virgin Island corporation, and was treated as a reverse merger for accounting purposes. That merger transaction was completed on June 26, 2002. Bestkey International, Ltd is an inactive company.

         On April 16, 2004 American Oriental Bioengineering (Hong Kong) Limited was set up as a wholly-owned subsidiary.

         The Company signed a purchase agreement relating to the acquisition of Heilongjiang Songhuajiang Pharmaceutical Co., Ltd. ("HSPL") on September 8, 2004 and on October 12, 2004 the transaction was completed. The Company acquired 100% of the equity interest of HSPL for $7,228,916 in cash. That transaction was a triangular merger with Goware Holding International, Ltd., a British Virgin Island corporation. Goware Holding International, Ltd. is an inactive company.

         The principal activities of the Company are research, manufacture and sale of prescription and non-prescription health care products and Chinese medical products. The principal activities of American Oriental Bioengineering (Hong Kong) Limited are marketing and trading of health care products in Hong Kong and currently it has 4 full time employees.

2.       BASIS OF CONSOLIDATION

         The consolidated financial statements include the accounts of the Company, Bestkey International, Ltd., Harbin Three Happiness Bioengineering Limited, American Oriental Bioengineering (Hong Kong) Limited, Goware Holding International, Ltd., and Heilongjiang Songhuajiang Pharmaceutical Company, Limited. All material inter-company accounts and transactions have been eliminated in consolidation.

         Certain amounts in the prior year have been reclassified to conform to current year's presentation.

             AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2004 AND 2003


3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         (a)      ECONOMIC AND POLITICAL RISKS

         The Company's operations are conducted in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

         The Company's operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company's results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

         (b)      LAND USE RIGHTS

         According to the law of China, the government owns all the land in China. Companies or individuals are authorized to possess and use the land only through land use rights granted by the Chinese government. Land use rights are being amortized using the straight-line method over the lease term of 40 to 50 years.

         (c)      PLANT AND EQUIPMENT

         Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

                   Buildings                                     40 years
                   Machinery and equipment                       10 years
                   Leasehold improvements                        10 years
                   Motor vehicles                                 5 years
                   Office equipment and furniture                 5 years
                   Other equipment                                5 years

         The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

             AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2004 AND 2003


3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         (d)      ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

         The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. There were no impairments of long-lived assets in 2004 and 2003.

         (e)      CONSTRUCTION IN PROGRESS

         Construction in progress represents direct costs of construction or acquisition and design fees incurred. Capitalization of these costs ceases and the construction in progress is transferred to plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided until it is completed and ready for its intended use.

         (f)      INVENTORIES

         Inventories consisting of raw materials, work-in-progress and finished goods are stated at the lower of weighted average cost or market value. Finished goods are comprised of direct materials, direct labor and an appropriate proportion of overhead.

         (g)      ACCOUNTS RECEIVABLE

         Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred. There were no bad debts in 2004 and 2003.

         (h)      ADVANCES TO SUPPLIERS

         Advances to suppliers represent the cash paid in advance for purchasing raw materials.

             AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2004 AND 2003


3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         (i)      RESEARCH AND DEVELOPMENT

         Research and development costs are expensed as incurred. Engineers and technical staff are involved in the production of our products as well as on-going research, with no segregation of the portion of their salaries relating to research and development from the portion of their salaries relating to production. The total salaries are included in cost of sales. Other research is performed on a future profit sharing basis conducted by universities and research institutions.

         (j)      CASH AND CASH EQUIVALENTS

         The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company does not maintain any bank accounts in the United States of America.

         (k)      DEFERRED CONSULTING EXPENSES

         The deferred consulting expenses are amortized over their service term of one to three years.

         (l)      LICENSE

         License represents the ownership of new drugs and is amortized over the estimated useful life of twelve years

         (m)      FAIR VALUE OF FINANCIAL INSTRUMENTS

         The Company's financial instruments include cash and cash equivalents, accounts receivable, advances to suppliers, other receivables, accounts payable, short-term bank loans, customer deposits, taxes payable, other payables and accrued expenses and due to shareholders. Management has estimated that the carrying amount approximates their fair value due to their short-term nature.

             AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2004 AND 2003


3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         (n)      REVENUE RECOGNITION

         Revenue represents the invoiced value of goods sold recognized upon the delivery of goods to customers. Revenue is recognized when all of the following criteria are met:

         -Persuasive evidence of an arrangement exists, -Delivery has occurred or services have been rendered, -The seller's price to the buyer is fixed or determinable, and -Collectibility is reasonably assured.

         (o)      SHIPPING AND HANDLING

         All shipping and handling are expensed as incurred and outbound freight is not billed to customers. Shipping and handling expenses included in selling and marketing expenses were $615,808 and $493,744 for the years ended December 31, 2004 and 2003, respectively.

         (p)      ADVERTISING COSTS

         The Company expenses advertising costs as incurred or the first time advertising takes place. Point of sale materials are accounted for as inventory and charged to expense as utilized.

         (q)      FOREIGN CURRENCY TRANSLATION

         The accompanying financial statements are presented in United States dollars. The functional currency of the Company is the Renminbi (RMB). The financial statements are translated into United States dollars from RMB at the single rate of exchange of US$1.00:RMB8.30.

         The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US dollar at the rates used in translation.

         (r)      RETIREMENT BENEFITS

         Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the consolidated statements of income as incurred. The retirement benefit expenses for 2004 and 2003 are $22,551 and $44,456, respectively and are included in general and administrative expenses.

             AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2004 AND 2003


3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         (s)      USE OF ESTIMATES

         The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

         (t)      INCOME TAXES

         The Company accounts for income tax using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

         In accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate is 33%.

         (u)      STOCK-BASED COMPENSATION

         SFAS No. 123, "Accounting for Stock-Based Compensation" encourages the use of the fair value based method of accounting for stock-based employee compensation. Alternatively, SFAS No. 123 allows entities to continue to apply the intrinsic value method prescribed by Accounting Principles Board ("APB") Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations and provide pro forma disclosures of net income (loss) and earnings (loss) per share, as if the fair value-based method of accounting had been applied to employee awards. The Company has elected to continue to apply the provisions of APB Opinion 25 and provide the disclosures required by SFAS No. 123 and SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure."

             AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2004 AND 2003


3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         (u)      STOCK-BASED COMPENSATION (CONTINUED)

         Stock-based compensation for service, for other than employees is accounted for in accordance with the provision of SFAS 123, Accounting For Stock - Based Compensation. Accordingly, all transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The fair value is then generally amortized over the term of the services. If the service period is not defined as an earlier or shorter period, the service period is presumed to be the vesting period.

         The following table illustrates the effect on net income attributable to common stockholders per share if the fair value based method had been applied to all awards:

                                                                                DECEMBER 31,
                                                                              2004          2003
                                                                           -----------   -----------
               Net income, as reported                                     $7,771,382    $4,601,846
               Add:
               Stock-based employee compensation expense included
                 in the reported income, net of related tax effects            32,000       32,000

               Less:
               Total stock-based employee compensation expense
               determined under fair value based methods for all
               awards, net of related tax effects                             (70,345)      (51,199)
                                                                           -----------   -----------

               Pro forma net income                                        $7,733,037    $4,582,647
                                                                           ===========   ===========

               Basic earnings per share
               As reported                                                 $     0.23    $     0.15
               Pro forma                                                   $     0.23    $     0.15
               Diluted earnings per share
               As reported                                                 $     0.20    $     0.15
               Pro forma                                                   $     0.20    $     0.15

             AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2004 AND 2003


3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         The fair value of options granted under the Company's stock option plans were estimated on the date of grant using the Black-Scholes pricing model with the following assumptions:

         Weighted average of expected risk-free interest rates 3.00% Expected years to exercise date 4 Expected stock volatility 81.49% Expected dividend yield 0%

         (v)      SEGMENTS

         The Company operates in one business segment, the development, production and sale of bioengineered and traditional Chinese medical products.

         (w)      EARNINGS PER SHARE

         Basic earnings per share is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Outstanding warrants at December 31, 2003 to purchase 1,100,000 shares of common stock were not included in the computation of diluted earnings per share because the exercise prices were greater than the average market price of the company's common stock.

         Following is a reconciliation of the denominator and numerator used in the computation of basic and diluted earnings per share for years ended December 31, 2004 and 2003:

             Denominator:                             2004             2003
                                                  -------------    -------------
             Basic weighted average shares of
               common stock outstandin            $  33,595,685    $  31,062,573
             Assumed exercise of warrants and
               options, net                           5,707,069          233,620
                                                  -------------    -------------
             Diluted weighted average shares
               of common stock outstanding           39,302,754       31,296,193
                                                  -------------    -------------

             AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2004 AND 2003


3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


             Numerator:
             Net income                           $   7,771,382    $   4,601,846
                                                  -------------    -------------
             Diluted net income                   $   7,771,382    $   4,601,846

             Earnings per share:
             Basic                                $        0.23    $        0.15
             Diluted                              $        0.20    $        0.15

         (x)      RESERVE FUND

         In accordance with the Chinese Companies Law, the Company's subsidiary, Harbin Bioengineering operated in the PRC, and is required to transfer 15% of its Chinese profit after taxation, as determined in accordance with Chinese accounting standards and regulations, to the surplus reserve fund. Subject to certain restrictions set out in the Chinese Companies Law, the surplus reserve fund may be distributed to stockholders in the form of share bonus issues and/or cash dividends. Retained earnings in the amount of $1,294,689 and $946,865 are restricted as of December 31, 2004 and 2003, respectively.

         (y)      RECENT ACCOUNTING PRONOUNCEMENTS

         In May 2003, the FASB issued SFAS No. 150, "Accounting For Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 changes the accounting for certain financial instruments with characteristics of both liabilities and equity that, under previous pronouncements, issuers could account for as equity. The new accounting guidance contained in SFAS No. 150 requires that those instruments be classified as liabilities in the balance sheet.

         SFAS No. 150 affects the issuer's accounting for three types of freestanding financial instruments. One type is mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets. A second type includes put options and forward purchase contracts, which involves instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets. The third type of instruments that are liabilities under this Statement is obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers' shares. SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety.

             AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2004 AND 2003


3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         Most of the provisions of Statement 150 are consistent with the existing definition of liabilities in FASB Concepts Statement No. 6, "Elements of Financial Statements". The remaining provisions of this Statement are consistent with the FASB's proposal to revise that definition to encompass certain obligations that a reporting entity can or must settle by issuing its own shares.

         This Statement shall be effective for financial instruments entered into or modified after May 31, 2003 and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of a non-public entity, as to which the effective date is for fiscal periods beginning after December 15, 2004.

         In November 2004, the FASB issued SFAS No. 151, "Inventory Costs". This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing" to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) In addition, this Statement requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement will be effective for the Company beginning in 2005.

         In December 2004, the FASB issued SFAS No. 153, "Exchanges of Non-Monetary Assets, an Amendment of Accounting Principles Board ("APB") No. 29". This statement amends APB Opinion No. 29, "Accounting for Non-monetary Transactions". Earlier guidance had been based on the principle that exchanges of non-monetary assets should be based on the fair value of the assets exchanged and APB No. 29 included certain exceptions to this principle. However, FASB 153 eliminated the specific exceptions for non-monetary exchanges with a general exception rule for all exchanges of non-monetary assets that do not have commercial and economic substance. A non-monetary exchange has commercial substance only if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement is effective for non-monetary exchanges occurring in fiscal periods beginning after June 15, 2005.

         In December 2004, the FASB issued a revised SFAS No. 123, Accounting for Stock-Based Compensation, which supersedes APB opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This statement requires a public entity to recognize and measure the cost of employee services it receives in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited

             AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2004 AND 2003


3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         exceptions). These costs will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period). This statement also establishes the standards for the accounting treatment of these share-based payment transactions in which an entity exchanges its equity instruments for goods or services. It addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This statement shall be effective the first interim or annual reporting period that begins after December 15, 2005 for small business public entities and nonpublic companies.

         The implementations of the above pronouncements are not expected to have a material effect on the Company's consolidated financial statements.

4.       BUSINESS COMBINATION

         The Company signed the Purchase Agreement relating to the acquisition of Heilongjiang Songhuajiang Pharmaceutical Co., Ltd. ("HSPL") on September 8, 2004, and the acquisition was completed on October 12, 2004. The Company acquired 100% of the equity interest of HSPL for $7,228,916 cash. The transaction was a triangular merger with Goware Holding International, Ltd, a British Virgin Island corporation. The acquisition date for accounting purpose was September 30, 2004. The operations of HSPL from October 1, 2004 to December 31, 2004 are included in the consolidated income statement.

         The following summarizes the acquisition:

                    Total cash consideration                       $  7,228,916
                    Fair value of assets acquired                   (11,991,341)
                    Fair value of liabilities assumed                 4,449,832
                                                                   -------------
                    Negative goodwill                              $   (312,593)
                                                                   =============


                    Negative goodwill proportionally applied
                      to land use rights                           $    241,562
                    Negative goodwill proportionally applied
                      to plant and equipment                             71,031
                                                                   -------------
                    Total                                          $    312,593
                                                                   =============

             AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2004 AND 2003


4.       BUSINESS COMBINATION (CONTINUED)

         The following is the pro forma net income, basic net income per share and diluted net income per share of the Company for the year ended December 31, 2004 assuming the acquisition was completed on January 1, 2004:

                    Net income                                     $  8,218,306

                    Basic net income per share                     $       0.24
                    Diluted net income per share                   $       0.21


5.       INVENTORIES

         Inventories consist of the following as of December 31, 2004 and 2003:

                                                       2004            2003
                                                   -------------   -------------

              Raw materials                        $   4,503,845   $   2,342,372
              Work in progress                           511,761              --
              Finished goods                             657,453         204,438
                                                   -------------   -------------
                                                   $   5,673,059   $   2,546,810
                                                   =============   =============

6.       DUE FROM EMPLOYEES

         All amounts due from employees are unsecured, interest free, and have no fixed repayment terms.

7.       LICENSE

                                                       2004             2003
                                                   -------------   -------------

         Cost                                      $  1,084,337    $  1,084,337
         Less: Accumulated amortization                (542,169)       (451,807)
                                                   -------------   -------------
         License, net                              $    542,168    $    632,530
                                                   =============   =============

         Amortization expense for the years ended 2004 and 2003 was $90,362 and $90,362, respectively.

             AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2004 AND 2003


7.       LICENSE (CONTINUED)

         Amortization expense for the next five years and thereafter is as follows:

         2005                                                    $       90,362
         2006                                                             90,362
         2007                                                             90,362
         2008                                                             90,362
         2009                                                             90,362
         Thereafter                                                       90,358
                                                                 ---------------
         Total                                                   $       542,168
                                                                 ===============

8.       LAND USE RIGHTS

                                                       2004            2003
                                                   -------------   -------------

         Cost                                      $  8,032,752    $    903,452
         Less: Accumulated amortization                (161,255)       (102,391)
                                                   -------------   -------------
         Land use rights, net                      $  7,871,497    $    801,061
                                                   =============   =============

         On December 26, 1997, the Company leased land use rights from Chinese Military Team 81156. The lease term is for 40 years. The Company prepaid the total lease payments amounting to $903,452. At December 31, 2004 and 2003, the net book value of the lease prepayments is $778,474 and $801,061, respectively. The land use rights acquired in the HSPL acquisition of $7,129,300 on October 12, 2004 is being amortized over 50 years, the life of land use rights.

         Amortization expense for years ended 2004 and 2003 was $58,864 and $22,587, respectively.

         Amortization expense for the next five years and thereafter is as follows:

             2005                                                $       165,172
             2006                                                        165,172
             2007                                                        165,172
             2008                                                        165,172
             2009                                                        165,172
             Thereafter                                                7,045,637
                                                                 ---------------
             Total                                               $     7,871,497
                                                                 ===============

             AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2004 AND 2003


9.       PLANT AND EQUIPMENT

         Plant and equipment consist of the following as of December 31:

                                                       2004            2003
                                                   -------------   -------------
              At cost:
                Buildings                          $  5,591,534    $  4,853,465
                Machinery and equipment               7,527,745       2,876,838
                Leasehold improvements                   71,406          71,406
                Motor vehicles                          392,084         307,483
                Office equipment and furniture          264,451         121,046
                Other equipment                          85,020          97,385
                                                   -------------   -------------
                                                   $ 13,932,240    $  8,327,623
                                                   -------------   -------------
              Less : Accumulated depreciation
                Buildings                            (1,096,180)       (864,754)
                Machinery and equipment              (4,150,720)       (605,446)
                Leasehold improvements                  (40,610)        (33,470)
                Motor vehicles                         (249,534)       (195,984)
                Office equipment and furniture         (243,667)        (94,827)
                Other equipment                         (82,753)        (69,381)
                                                   -------------   -------------
                                                     (5,863,464)     (1,863,862)
                                                   -------------   -------------

              Plant and equipment, net             $  8,068,776    $  6,463,761
                                                   =============   =============

         Depreciation expense for years ended 2004 and 2003 was $572,218 and $460,565, respectively.

         A motor vehicle amounting to $34,046 was registered in the name of a director as at December 31, 2004. The transfer of the title is still in progress.

         A motor vehicle amounting to $68,386 was encumbered by a finance lease at December 31, 2004.

10.      INCOME TAXES

         (a)      CORPORATE INCOME TAX ("CIT")

         In accordance with the relevant tax laws and regulations of PRC, the corporate income tax rate is 15% and 33%. The corporate income tax rate for Harbin Bioengineering was 15% for 2004 because the Company is considered as a high technology company by the Chinese government. When the Chinese government considers that Harbin Bioengineering is no longer a high technology company, they will be taxed at 33% corporate income tax rate. No determination can be made at this point how long Harbin Bioengineering will be taxed at the 15% corporate income tax rate.

             AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2004 AND 2003


10.      INCOME TAXES (CONTINUED)

         The Company's tax expense differs from the "expected" tax expense for the years ended December 31, 2004 and 2003 (computed by applying the CIT rate of 15 percent of profit of Harbin Bioengineering, and 33 percent of net profit of HSPL):

                                                       2004            2003
                                                   -------------   -------------

             Computed "expected" expense           $   2,216,626   $   1,138,636
             Permanent difference                             --              --
                                                   -------------   -------------
             Income tax expense                    $   2,216,626   $   1,138,636
                                                   =============   =============

         The provisions for income taxes for each of the two years ended December 31 are summarized as follows:

                                                       2004            2003
                                                   -------------   -------------

             Current                               $   2,190,944   $   1,113,959
             Deferred                                     25,682          24,677
                                                   -------------   -------------
                                                   $   2,216,626   $   1,138,636
                                                   =============   =============

        The tax effects of temporary differences that give rise to the Company's deferred tax assets and liabilities as of December 31, 2004 and 2003:

                                                       2004            2003
                                                   -------------   -------------
             Deferred tax assets:
             Write off of prepayment               $      52,548   $      52,150
             Amortization                                 29,050              --
             Depreciation                                 20,746              --
             Expenses not yet deductible for
               tax purposes                               57,614          44,470
                                                   -------------   -------------
             Deferred tax assets                   $     159,958   $      96,620
                                                   -------------   -------------

             Deferred tax liabilities:
             Welfare expense                              66,547              --
             Depreciation                                 40,654              --
             Revenue not yet taxable for tax purposes         --          18,181
                                                   -------------   -------------
             Deferred tax liabilities                    107,201          18,181
                                                   -------------   -------------
             Net deferred tax assets               $      52,757   $      78,439
                                                   =============   =============

             AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2004 AND 2003


10.      INCOME TAXES (CONTINUED)

         (b)      VALUE ADDED TAX ("VAT")

         In accordance with the relevant taxation laws in the PRC, the VAT rate for export sales is 0% and domestic sales is 17%. VAT is levied at 17% on the invoiced value of sales and is payable by the purchaser. The Company is required to remit the VAT it collects to the tax authority, but may deduct there from the VAT it has paid on eligible purchases.

         The VAT payable balance of $471,595 and $140,120 at December 31, 2004 and 2003, respectively are included in other payables and accrued expenses in the accompanying consolidated balance sheets.

11.      SHORT-TERM BANK LOANS

         Short-term bank loans are summarized as follows:

                                                       2004            2003
                                                   -------------   -------------
         Bank of China, Harbin Nangang Branch,
           interest at 6.435% per annum
             Due August 18, 2004                              --         481,928
             Due November 17, 2004                            --         963,855
             Due August 18, 2005                         481,928              --
             Due November 17, 2005                       963,855              --
                                                   -------------   -------------
                                                   $   1,445,783   $   1,445,783
         Industrial and Commercial Bank of China,
           Dongzhi Branch, interest at 7.254%
             per annum
           Due December 31, 2005                       3,614,458              --
                                                   -------------   -------------
                                                   $   5,060,241   $   1,445,783
                                                   =============   =============

         All of the short-term bank loans due in 2004 were renewed in 2004. Interest expense, which is paid quarterly, was $130,601 and $92,987 in 2004 and 2003, respectively and is included in interest expenses, net.

         The short-term bank loans from Bank of China in the amount of $481,928 and $963,855 were secured by a guarantee by Harbin Three Happiness Group, a company affiliated with the Company through common ownership.

             AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2004 AND 2003


12.      DUE TO SHAREHOLDERS

         Due to shareholders are unsecured, interest free, and have no fixed repayment term.

13.      COMMITMENTS AND CONTINGENCIES

         The Company entered into an unconditional purchase commitment during 2004 to purchase equipment. The future obligations of the Company under this commitment are as follows:

             2005                                                $       536,739
             Thereafter                                                       --
                                                                 ---------------
             Total                                               $       536,739
                                                                 ===============

         The Company conducted a private placement of shares of common stock and warrants in November 2004, while they had two outstanding resale registration statements on a certain equity line filed on December 30, 2003 and December 31, 2003, which never became effective and which were subsequently withdrawn on January 12, 2004 ("Resale Registrations"). It may be determined that such private placement may have constituted a general solicitation under Section 5 of the Securities Act of 1933 due to the outstanding Resale Registrations during the private placement period. As a result, the Company may be obligated to make a rescission offer to the private placement investors, and while the Company believes that the chances of the acceptance of a rescission offer is low, the Company could be required to make payments to the investors for rescissions. Also see Note 14(D).


14.      SHAREHOLDERS' EQUITY

         A.       PREFERRED STOCK

         The Company authorized 2,000,000 shares $.001 par value Class A Preferred Stock. The Class A Preferred Stock provides the holder(s) with aggregate voting rights constituting 25% of total voting rights in the Company as well as a liquidation preference. In February 2003, the Company issued 1,000,000 shares of Class A preferred stock for the acquisition of the protein peptide project. The preferred shares have preference over common stock in terms of any liquidation or distribution of assets or retained earnings. No liquidation distribution can be made until the holders of the preferred stock receive the original value of their investment of $1,000 plus any accrued and unpaid dividends. There is no dividend provided for the outstanding preferred stock. The Company valued the 1,000,000 shares of the Class A preferred stock at $1,000 based on:

                  1. The Company has not registered any of the Class A preferred stock with the Securities and Exchange Commission and therefore there is no market for the stock. The shares are also not convertible into the Company's common stock.

                  2. The par value of the stock, which was $ 0.001 per share, was used as the basis for the Company to value the organizing effort of Mr. Shujun Liu in coordinating and providing the soybean protein peptide project.

                  3. With reference to the voting power represented by the Class A preferred stock, by the time the 1,000,000 shares of Class A preferred stock were issued to Mr. Shujun Liu, he owned more than 50% of the outstanding common stock of the Company and was the single largest shareholder. This implied that the 25% voting power represented by the Class A preferred stock did not create any additional value to Mr. Shujun Liu.

             AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2004 AND 2003


14.      SHAREHOLDERS' EQUITY (CONTINUED)

         B.       WARRANTS

         The Company issued common stock purchase warrants to various consultants, strategic partners and investors.

         On July 18, 2003, the Company entered into a $3 million investment agreement ("Investment Agreement") with BH Capital Investment, LP and Excalibur Limited Partnership ("Investors") to purchase Company's common stock. The Company granted to Investors 450,000 warrants to purchase Company's common stock at $0.30 per share and agreed to issue warrants to purchase Company's common stock of equal value to 15% of the investment sum pursuant to the investment agreement at 120% of the closing bid price of the Company's stock (the "15% Warrants"), which were not issued in 2003 but contingent to the completion of investment. Also, Company issued 300,000 warrants to purchase Company's common stock at $0.30 per share to FirsTrust Group, Inc. ("FirsTrust") or its designees for commitment and advisory fees. The warrants are immediately exercisable and expire 5 years from the grant date. The warrants were valued using the Black-Scholes pricing model using the flowing assumptions: no expected dividend yield; volatility rate of 252%; risk free interest rate of 2.89% and expected life of 5 years, resulting in a total fair value of $555,000. The amount was expensed for the year ended December 31, 2003 and also resulted in an increase to additional paid-in capital by $555,000.

         On December 5, 2003, the Company and the Investors amended the Investment Agreement to waive the 15% Warrants and replaced by 180,000 warrants to purchase Company's common stock at $2.50 per share. On June 3, 2004, the Company has signed Amendment No. 2 to the Investment Agreement and the Investors agreed to waive all the registration rights relating to the warrants issued to the Investor in connection with execution of the Investment Agreement.

         On June, 30, 2004, the Company paid $25,000 to purchase back from unrelated third parties 450,000 warrants to purchase Company's common stock at $0.30 per share and 180,000 warrants to purchase Company's common stock at $2.50 per share that were originally issued to the Investors and 276,000 warrants to purchase Company's common stock at $0.30 per share that were originally issued to FirsTrust. The Company was returned the original warrant documents and the Company cancelled the warrants subsequently.

         On December 14, 2004, the Company paid $4,000 to purchase back from unrelated third parties 13,000 shares of warrants to purchase Company's common stock at $0.30 per share that were originally issued to FirsTrust. The Company was returned the original warrant documents and the Company cancelled the warrants subsequently.

             AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2004 AND 2003


14.      SHAREHOLDERS' EQUITY (CONTINUED)

         B.       WARRANTS (CONTINUED)

         As of December 31, 2004, 11,000 warrants to purchase the Company's common stock at $0.30 per share that were originally issued to FirsTrust on July 18, 2003 in connection with the Investment Agreement, were still outstanding. The warrants were valued using the Black-Scholes pricing model resulting in a total charge to general and administrative expenses of $20,350 for the year ended December 31, 2003. The warrants were valued using the Black-Scholes pricing model using the flowing assumptions:

               Weighted average of expected risk free rate: 2.89%

               Expected years to exercise date                    : 5 year
               Expected stock volatility                          : 252%
               Expected dividend yield                            : 0%

         On November 23, 2004, the Company completed a private placement of $6 million of its securities to "accredited investors" pursuant to Regulation D under the Securities Act of 1933, as amended. Pursuant to the Subscription Agreement, the Company issued 7,500,000 warrants to purchase Company's common stock, exercisable within 3 years from the date of completion of a registration statement at $0.85 per share, and 3,000,000 warrants to purchase Company's common stock, exercisable within 3 years from the date of completion of a registration statement at $1.60 per share. The proceeds from the private placement attributable to the warrants have been included with the total net proceeds in additional paid-in capital. The following table summarizes information about all common stock purchase warrants outstanding as of December 31, 2004. All warrants were exercisable as of December 31, 2004.

         The following table summarize the outstanding warrants as of December 31, 2004:

Range of Exercise          Number of Warrants            Weighted Average
      Prices                  Outstanding                 Exercise Price              Expiration Dates
-------------------     -------------------------      ----------------------     ------------------------
      $0.30                      11,000                        $0.30                   July 17, 2008
      $0.85                    7,500,000                       $0.85                   April 7, 2008
      $1.60                    3,000,000                       $1.60                   April 7, 2008
                        -------------------------
                               10,511,000
                        =========================

* Estimated expiration only because the expiration date of the warrants will be 3 years after the completion of registration. Also see Note 14 (D).

             AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2004 AND 2003


14.      SHAREHOLDERS' EQUITY (CONTINUED)

         B.       WARRANTS (CONTINUED)

         The following table summarizes the warrant activities of the Company for the years ended December 31, 2004 and 2003:

                                                                              Weighted Average
                                                   Warrants Granted            Exercise Price
                                                  ----------------------    ----------------------
           Outstanding January 1, 2003                               --                        --
                Granted                                        930,000                     $0.73
                Exercised                                            --                        --
                Cancelled                                            --                        --
                                                  ----------------------    ----------------------
           Outstanding December 31, 2003                       930,000                     $0.73
                Granted                                     10,500,000                     $1.06
                Exercised                                            --                        --
                Cancelled                                     (919,000)                    $0.73
                                                  ----------------------    ----------------------
           Outstanding at December 31, 2004                 10,511,000                     $1.06
                                                  ======================    ======================
           Exercisable at December 31, 2004                 10,511,000                     $1.06
                                                  ======================    ======================

         C.       STOCK OPTIONS

         In March 2004, the Company's board of directors formally adopted a stock option plan (the "Plan"), which was considered by the directors in late 2003. That Plan provides for the grant of options to employees, officers, directors and consultants. Options may be either "incentive stock options" within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended, or non-qualified options. The Plan is presently administered directly by the Company's board of directors. Subject to the provisions of the Plan, the Company's board of directors determines who receives stock options, the number of shares of common stock that may be covered by the option grants, the time and manner of the exercise of the options and exercise prices, as well as any other pertinent terms of the options. The Company entered into employment agreements with four of the Company's top executives, officers and directors in March 2004 effective October 1, 2003. Under the four employment agreements, the Company shall pay an aggregate of $32,000 of value of stock options per quarter to four of the Company's officers and directors under the agreements. The stock options issued are exercisable within 5 years from date of grant and with an exercise price of $2.00.

         In June 2004, employment agreements for certain executive employees of the Company were amended to include a provision that if the Company's closing stock price was less than $2.00

             AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2004 AND 2003


14.      SHAREHOLDERS' EQUITY (CONTINUED)

         on the last day of the quarter, the employees would not be entitled to their quarterly stock options. At the quarters ended December 31, September 30 and June 30, 2004, the closing stock prices were $1.53, $1.35 and $1.75, respectively. According to the employment agreements as amended, no options were granted to the employees for those three respective quarters.

         To summarize, the Company granted stock options to purchase 23,704 and 19,393 shares of common stock under the four employment agreements in 2004 and 2003, respectively.

         The following table summarizes the stock option activity:

                                                                                    Weighted Average
                                                            Options Granted          Exercise Price
                                                           ------------------     ----------------------
            Outstanding January 1, 2003                                   --                         --
                  Granted                                             19,393  $                     2.0
                  Exercised                                               --                         --
                  Cancelled                                               --                         --
                                                           ------------------     ----------------------
            Outstanding December 31, 2003                             19,393  $                     2.0
                  Granted.                                            23,704                        2.0
                  Exercised                                               --                         --
                  Cancelled                                               --                         --
                                                           ------------------     ----------------------
            Outstanding at December 31, 2004                          43,097  $                     2.0
                                                           ==================     ======================
            Exercisable at December 31, 2004                          43,097  $                     2.0
                                                           ==================     ======================

         The following table summarizes information about stock options outstanding as of December 31, 2004:

                                         Options Outstanding                               Options Exercisable
--------------------- ---------------------------------------------------------- ----------------------------------------
                                                             Weighted Average
                                      Weighted Average           Remaining                                   Weighted
    Range of           Number of       Exercise Price        Contractual Life          Number of             Average
 Exercise Prices        Shares                                  (in years)              Shares            Exercise Price
------------------    ------------    ------------------    --------------------    ----------------      ---------------
        $2.0            43,097             $2.0                   4.0                     43,097            $2.0
                      ------------                                                     -------------
                        43,097                                                            43,097
                      ============                                                     =============

         The weighted average fair value per share of the 43,097 options issued under the Plan is $2.82 per share.

             AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2004 AND 2003


14.      SHAREHOLDERS' EQUITY (CONTINUED)

         D.       ISSUANCE OF RESTRICTED COMMON STOCK

         RESTRICTED COMMON STOCKS ISSUED TO FOCUS PARTNERS, LLC

         During 2002, the Company appointed Focus Partners, LLC to provide investor relations services to the Company. In the contract, the Company agreed to issue them restricted common stock for their services. Their services were terminated in early 2003 because of a dispute on the quality of the services. The Company did not pay and Focus Partners, LLC had not requested the Company to pay the common stock and therefore the Company considered the chance of issuing the stock remote in 2003. In early 2004, the Company reached a settlement with Focus Partners, LLC and agreed to issue 309,000 shares of restricted stock to Focus Partners, LLC. On April 7, 2004 and December 18, 2004, the Company issued 206,000 shares and 103,000 shares of restricted stock of the Company to Focus Partners, LLC, respectively. The 309,000 shares of restricted stock issued to Focus Partners, LLC were valued based on the settlement date resulting in a total value of $145,815.

         COMMON STOCK ISSUED FOR CONSULTING SERVICES

         On July 9, 2004, the Company filed a Form S-8 Registration Statement under the Securities Act of 1933 to register a total of 700,000 shares of common stock of the Company as compensation that related to the nine consulting agreements entered into between the Company and nine unrelated individuals effective July 1, 2004. These individuals were engaged to provide various kinds of services to the Company, including set up of regional offices, marketing and sales channelling, negotiation with government regulatory agencies, reviewing and improving the internal control system and implementation of the Company's website. These consulting agreements had terms ranging from 1 year to 3 years. The common stock issued as the consideration of these consulting agreements were valued based on the closing market price of the Company's common stock ($1.70 per share) at the date of agreements and the consideration of all 9 consulting agreements were valued at $1,190,000 in the aggregate. The Company amortizes the expense over the term of the consulting agreements. For the year ended December 31, 2004, $261,800 was amortized to general and administrative expense and $928,200 was deferred consulting expenses at December 31, 2004.

         Stern & Co. was contracted by the Company as its investor relations company from June 1, 2004 to May 31, 2005. However, the Company terminated the services of Stern & Co. early, and as a compensation for the early termination, the Company negotiated and settled with Stern & Co. by issuing 12,000 shares of restricted common stock of the Company on December 6, 2004. The common stock was valued at $1.68 per share according to the closing stock price on the date the stock was issued for a value of $20,160.

             AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2004 AND 2003


14.      SHAREHOLDERS' EQUITY (CONTINUED)

         D.       ISSUANCE OF RESTRICTED COMMON STOCK (CONTINUED)

         COMMON STOCK ISSUED FOR CONSULTING SERVICES (CONTINUED)

         On October 20, 2003, the Company filed a Form S-8 Registration Statement under the Securities Act of 1933 to register a total of 800,000 shares of common stock of the Company as compensation that related to the four consulting agreements entered between the Company and four unrelated individuals effective October 1, 2003. These individuals were engaged to provide various kinds of services to the Company, including set up of marketing, channelling, commercial researches and internal control processes implementation. These consulting agreements had terms ranging from 1 year to 3 years. The common stock issued as the consideration of these consulting agreements were valued based on the closing market price of the Company's common stock ($1.97 per share) at the date of agreements and the consideration of all four consulting agreements were valued at $1,576,000 in the aggregate. The Company amortizes the expense over the term of the consulting agreements. For the years ended December 31, 2004 and 2003, $535,182 and $282,366 were amortized to general and administrative expense, respectively and $758,452 and $1,293,634 were deferred consulting expenses at December 31, 2004 and 2003, respectively.

         ISSUANCE OF RESTRICTED COMMON STOCK IN $6.0 MILLION PRIVATE PLACEMENT

         The Company completed a private placement of its securities to "accredited investors" pursuant to Regulation D under the Securities Act of 1933, as amended on November 23, 2004. The Company entered into a stock subscription agreement ("Subscription Agreement"), with eighty-five (85) accredited investors ("Subscribers"). Pursuant to the Subscription Agreement, the Subscribers purchased six million (6,000,000) shares of the Company's common stock at a per share purchase price of $1.00 in a private placement, resulting in $6,000,000 of gross proceeds to the Company. The offering consisted of investment units, each comprised of one share of the Company's common stock sold at a purchase price per share of $1.00, a 3-year Class A stock purchase warrant to purchase 1 share of common stock exercisable at $0.85, and a 3-year Class B stock purchase warrant to purchase 1/2 share of common stock exercisable at $1.60. The Company paid fees and commissions in the aggregate amount of $561,386 in connection with this offering.

         Upon the execution of the Subscription Agreement, the Company issued to the Subscribers (i) ten (10) Class A warrants and (ii) five (5) Class B warrants for every ten (10) Shares purchased by them under the Subscription Agreement. The warrants will expire three (3) years from the effectiveness of the registration statement and contain a cashless exercise provision.

             AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2004 AND 2003


14.      SHAREHOLDERS' EQUITY (CONTINUED)

         D.       ISSUANCE OF RESTRICTED COMMON STOCK (CONTINUED)

         ISSUANCE OF RESTRICTED COMMON STOCK IN $6.0 MILLION PRIVATE PLACEMENT (CONTINUED)

         Westminster Securities Corporation of New York served as placement agent in connection with this offering. As compensation for its services, Westminster received Class A stock purchase warrants exercisable for a total of 1.5 million shares of AOBO's common stock, subject to adjustment provisions set forth in such warrants, and otherwise on the same terms and conditions as the Class A stock purchase warrants issued to the investors in the offering.

         The securities sold in this offering have not been registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company agreed to register the resale of the shares of common stock and the shares issuable upon exercise of the warrants, all shares issued to the investors in this private placement, on the terms and conditions set forth in Company's subscription agreements with the investors. Subsequent to the completion of signing of the Subscription Agreements with respect to the private placement, the Company filed a Form SB-2 registration statement under the Securities Act of 1933 to register 16,500,000 shares of the common stock on behalf of the subscribers, which represents:

         1.       6,000,000 shares issued pursuant to a private placement;
         2. 7,500,000 shares issuable upon exercise of Class A warrants issued in the private placement;
         3. 3,000,000 shares issuable upon the exercise of Class B warrants issued in the private placement.

         The Company is currently in default of a provision in the private placement agreement. The agreement requires that a registration statement be declared effective by the Securities and Exchange Commission within 120 days after the closing of the private placement (March 20, 2005) to register 16,500,000 share of common stock. The registration statement was not declared effective by the required date. The Company is required to pay to the subscribers a penalty of one and one-half percent (1.5%) of their investment per month pro rated on a daily basis for the first sixty (60) days, and thereafter for each thirty (30) days at a rate of two percentage (2%) of their investment pro rated on a daily basis.

                     ======================================

                                16,500,000 Shares

                                  common stock

                     AMERICAN ORIENTAL BIOENGINEERING, INC.

                                   -----------

                                   PROSPECTUS

                                   -----------

                                 April 18, 2005

                     ======================================

                                TABLE OF CONTENTS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. This document may only be used where it is legal to sell the securities. The information in this document may only be accurate on the date of this document.

PROSPECTUS SUMMARY................................    3
     About Our Company............................    3
     Our Recent Acquisition.......................    3
     About Our Revenues...........................    4
     About Our Products...........................    4
     The Offering.................................    5

RISK FACTORS......................................    6

USE OF PROCEEDS...................................   15

SELLING SHAREHOLDERS..............................   15
     Our Recent Private Placement.................   18

PLAN OF DISTRIBUTION..............................   20

MANAGEMENT........................................   21
     Directors and Executive Officers.............   21
     Employment Agreements........................   23

BUSINESS..........................................   25
     Our Products.................................   27
     Production Facilities and Equipment..........   27
     Regulatory Environment.......................   29
     Litigation...................................   30

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS ..............   30

CHANGES IN AND DISAGREEMENTS
WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL
DISCLOSURE .......................................   35

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS....   36

MARKET INFORMATION................................   36

DIVIDEND POLICY...................................   36

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT ...................................   36

DESCRIPTION OF PROPERTY...........................   37

DESCRIPTION OF SECURITIES.........................   37
     Common Stock.................................   38
     Preferred Stock..............................   38
     Dividends....................................   38
     Warrants ....................................   38

INDEMNIFICATION OF OFFICERS, DIRECTORS
AND OTHERS .......................................   39

EXPERTS...........................................   39

TRANSFER AGENT....................................   40

LEGAL MATTERS.....................................   40

ADDITIONAL INFORMATION............................   40

FINANCIAL STATEMENTS..............................  F-1

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


         ITEM 25. Other Expenses of Issuance and Distribution.

         Expenses payable in connection with the registration and distribution of the securities being registered hereunder, all of which will be borne by the Registrant, are as follows:

           Registration Fee - Securities and Exchange Commission .............  $3,282.16
           Printing and Engraving ............................................     $0
           Legal Fees and Expenses (other than blue sky fees) ................ $50,000.00*
           Accounting Fees ................................................... $10,000.00*
           Blue Sky Fees and Expenses ........................................     $0
                                                                               -----------
           Total Estimated Expenses                                            $63,049.02*
                                                                               -----------

         *Estimated

         ITEM 26. Recent Sales of Unregistered Securities.

         An Information Statement pursuant to Schedule 14C was filed on December 21, 2001 and an Amended Information Statement as Amendment No. 1 to Schedule 14C was filed on April 15, 2002 to announce the Registrant's issuance of the following shares of common stock in consideration for transferring all of their equity interest in Harbin Bioengineering to the Registrant:

           Tony Liu............................................     4,900,319
           Jun Min.............................................     1,206,228
           Lily Li.............................................     1,055,450
           Binsheng Li.........................................       376,946
           Hai Yu..............................................       100,000
           Yongxiang Chen......................................       100,000
           Zhengjun Zhu........................................       275,000
           Dijia Feng .........................................       180,000
           Xiaojin Wong........................................       152,000
           Hungia Zhou.........................................        70,000
           Ying Wang...........................................        70,000
           Tongfa Fong.........................................        33,000
           Dongtai Yang........................................        20,000

         Each of the above-listed individuals were issued their respective shares of the Registrant's common stock pursuant to Regulation S of the Securities Act, as amended.

         On October 20, 2003, we filed a Form S-8 Registration Statement under the Securities Act of 1933 to register an aggregate of 800,000 shares of our common stock issued to Haishan Wang, Xiangli Men, Lau Chak Wong and Tsz King Chan pursuant to the consulting agreements for services signed by AOBO and these consultants dated October 1, 2003. The consultant agreements for each consultant are summarized as follows:

   NAME              NUMBER OF SHARES   SERVICES TO BE PROVIDED TO AOBO
   ----              ----------------   -------------------------------

   HaiShan Wang          300,000        Mr. Wang will engage in research and
                                        development of bio-engineering
                                        technology on drugs and medicines that
                                        cure bed wetting disease; and the
                                        application of such research results in
                                        commercial production to enhance
                                        existing bed wetting curing medical
                                        products produced by AOBO. Jobs details
                                        include:

                                        a)    Gathering of data and information
                                              on the research of application of
                                              our existing bed wetting curing
                                              medicine in the treatment of bed
                                              wetting

                                        b)    Designing and planning the
                                              production work flow in the
                                              commercializing of research
                                              results and methodology in the
                                              testing and analyzing of bed
                                              wetting curing medicine

                                        c)    Implementing the operation
                                              procedures for production work
                                              flow developed in item (b).

   Xiangli Men           400,000        Ms. Men will engage in the marketing and
                                        sales channeling of our products
                                        including health supplements, medicines, health beverages and other related business, including the following:

                                        1.  Marketing:

                                        a)  Gather data and information on
                                            market research in Chinese markets
                                            for different cities and provinces
                                            through all of China

                                        b)  Formulate marketing strategies and
                                            tactics for launching and
                                            introducing Company's products in
                                            different cities and provinces over
                                            the whole China. Tasks related to
                                            marketing strategies include brand
                                            building, pricing formulation,
                                            target market identification,
                                            promotion plan and advertising
                                            strategies for health supplements,
                                            medicines and health beverages
                                            products

                                        c)  Implement the market strategies
                                            developed in item (b).

                                        2.  Sales channeling:

                                        a)  Establish sales channels in
                                            different cities and provinces
                                            through all of China

                                        b)  Identify suitable sales channels
                                            including hospitals, distributors
                                            and wholesalers for the products of
                                            our company. Formulate the
                                            distribution strategies for our
                                            company in these cities and
                                            provinces

                                        c)  Implement channeling strategies and
                                            overview of the operations and
                                            logistics involved in such
                                            implementation, including but not
                                            limited to operation procedures and
                                            controls, product delivery, cash
                                            collection procedures and monitoring
                                            of distributors

   Lau Chak Wong          70,000        Mr. Wong will engage in review,
                                        implementation and monitoring of the
                                        internal control process of Company's
                                        corporate governance system and other
                                        related issues including the following:

                                        1.  Phase I - review the existing
                                            internal control system:

                                        a)  Gather data and information on the
                                            existing internal control system for
                                            Harbin headquarter and branch
                                            offices located in different cities
                                            and provinces throughout China

                                        b)  Evaluate the existing system and
                                            make recommendations and redesign
                                            some of the internal control
                                            processes if applicable.

                                        2.  Phase II - Implement the recommended
                                            processes

                                        a)  Establish the implementation plan
                                            for the internal control processes
                                            recommended

                                        b)  Evaluate the feasibility of the
                                            implementation plan and implement
                                            the internal control system as
                                            planned

                                        c)  Evaluate the results and the
                                            effectiveness of the processes
                                            subsequent to the implementation

                                        3.  Phase III - Monitor the execution
                                            and on-going compliance to the new
                                            processes

   Tsz King Chan          30,000        Mr. Chan will engage in the execution of
                                        corporate finance projects and
                                        activities of AOBO and other related
                                        issues regarding the following:

                                        1.  Assist in planning and provide data
                                            / information to management in
                                            formulating corporate finance
                                            strategies and corporate
                                            developments.

                                        2.  Assist in implementation of
                                            corporate finance strategies
                                            developed

                                        3.  Assist in implementation and
                                            executions of other ad hoc financial
                                            projects undertaken by our company
                                            from time to time

         On October 21, 2003, we had issued 300,000 shares of restricted stocks to Mid-Continental Securities Corp. and its designees pursuant to a consultant agreement signed by Mid-Continental Securities Corp. and AOBO. AOBO engaged Mid-Continental Securities Corp. as a consultant to advise AOBO from time to time on the operations of AOBO, including but not limited to consulting with respect to marketing and promotion of Chinese domiciled companies in the United States with individual shareholders and potential investors, coordination with various market makers, and IR companies, marketing of our products in the United States, Europe and Brazil, press releases, market strategies, strategic relationships and alliances, coordination with various partners in the United States and such other matters as AOBO and the consultant mutually agreed upon for a period of one year beginning May 14, 2003 and terminating May 13, 2004. In consideration for the consulting services rendered and to be rendered by the consultant, we agreed to issue to the consultant 300,000 shares of our common stock which were restricted under the Securities Act of 1933 such shares bear a legend under rule 144 of the Act and bear a restrictive legend or other restrictions on transfer or resale.

         On June 2, 2002, the Registrant entered into consulting agreements for services with Zhang Bing Xiao, Bai Cao and Koa Yu Min. The terms of these agreements are summarized below.

         On June 2, 2002, the Registrant issued 300,000 shares of its common stock to Zhang Bing Xiao. Mr. Xiao researched and reported on the market for our products and those of our competitors. In light of the conclusions, he formulated the Registrant's sales strategies, promotional and sale campaigns. These shares of common stock were issued to Mr. Xiao pursuant to Regulation S of the Securities Act, as amended, and were registered on Form S-8 filed with the Commission on July 15, 2002.

         On June 2, 2002, the Registrant issued 450,000 shares of its common stock to Bai Cao. Mr. Cao conducted research and development in the field bio-engineering technology, health supplement and food products. He performed research to the application of such results to commercial production. These shares of common stock were issued to Mr. Xiao pursuant to Regulation S of the Securities Act, as amended, and were registered on Form S-8 filed with the Commission on July 15, 2002.

         The Registrant issued 450,000 shares of its common stock to Kou Yu Min. Mr. Min provided expertise on the production work flow for the manufacturing of cancer-treatment products that employs protein peptide. He developed solutions to problems that arose in connection with the manufacture of such products. These shares of common stock were issued to Mr. Xiao pursuant to Regulation S of the Securities Act, as amended, and were registered on Form S-8 filed with the Commission on July 15, 2002.

         On December 18, 2001, the Registrant issued 100,000 shares of its common stock to Patricia Johnston in exchange for Mrs. Johnston agreeing to serve as a consultant to the Registrant for a three-year term. These shares of common stock were issued to Mrs. Johnston pursuant to Section 4(2) of the Securities Act of 1933.

         On December 18, 2001, the Registrant issued 39,000 shares of restricted common stock to Christopher Dieterich in exchange for legal services provided by Mr. Dieterich. These shares of common stock were issued to Mr. Dieterich pursuant to Section 4(2) of the Securities Act of 1933.

         On December 18, 2001, the Registrant issued 439,000 shares of restricted common stock to Zenith Petroleum Corporation in conversion of $87,800 debt owed by the Company to Zenith. These shares of common stock were issued to Zenith pursuant to Section 4(2) of the Securities Act of 1933.

         On December 18, 2001, the Registrant issued 100,000 shares of its restricted common stock to Triton Private Equities Fund in conversion of debt owed by the Company to Triton. These shares of common stock were issued to Triton pursuant to Section 4(2) of the Securities Act of 1933.

         On December 18, 2001, the Registrant issued 160,000 shares of its restricted common stock to Mid-Continental Securities Corp. for its services in arranging the Acquisition. These shares of common stock were issued to Mid-Continental pursuant to Section 4(2) of the Securities Act of 1933.

         On January 3, 2000, the Registrant issued warrants to purchase 40,000 shares of its common stock to outside consultants pursuant to various agreements. The warrants, which have exercise prices ranging from $1.83 to $2.00, vested immediately and were exercisable through January 1, 2002. On December 18, 2001, the Registrant entered into an agreement with Harbin Bioengineering whereby the Registrant agreed to acquire 100% of the equity interest of Harbin Bioengineering. In connection with the acquisition, these warrants were cancelled.

         On March 1, 2000, the Registrant issued warrants to purchase 19,000 shares of its common stock to outside consultants pursuant to a consulting agreement. The warrants, which have an exercise price of $2.00, vested immediately and were exercisable through March 1, 2002. On December 18, 2001, the Registrant and Harbin Bioengineering entered into an agreement whereby the Registrant agreed to acquire 100% of the equity interest of Harbin Bioengineering. In connection with the acquisition, these warrants were cancelled.

         On February 24, 2000, the Registrant issued 2,000 restricted shares and warrants to purchase 200,000 shares of its common stock to directors. The warrants, which have an exercise price of $1.00, vested immediately and were exercisable through February 24, 2002. On December 18, 2001, the Registrant entered into an agreement with Harbin Bioengineering whereby the Registrant agreed to acquire 100% of the equity interest of Harbin Bioengineering. In connection with the acquisition, these warrants were cancelled.

         On August 14, 2000, the Registrant issued 332,200 shares of its common stock at $1.00 to its attorney for services rendered, and to an independent consultant for services rendered or to be rendered. These shares of common stock were issued pursuant to Section 4(2) of the Securities Act of 1933.

         ITEM 27. Exhibits.

         The following exhibits are included as part of this Registration Statement.

Exhibit No.      Description
-----------      -----------

3.1 Amendment and Restatement of Articles of Incorporation of American Oriental Bioengineering, Inc.

3.2 Bylaws of American Oriental Bioengineering, Inc. (incorporated by reference to the Report on Form 10KSB, Commission File No.000-29785, filed with the Commission on April 15, 2004)

4.1 American Oriental Bioengineering, Inc. 2003 Stock Option Plan (incorporated by reference to the Report on Form 10KSB, Commission File No.000-29785, filed with the Commission on April 15, 2004).

5.1               Legal opinion of Beckley Singleton CHTD, attorneys at law.

10.1 Subscription Agreement, dated as of November 23, 2004, between the Company and the Subscribers.

10.2 Purchase Agreement, dated as of September 8, 2004, between the Company and HSPL (incorporated by reference to the Report on Form 8K, Commission File No.000-29785, filed with the Commission on September 14, 2004).

10.3 Employment Agreement, dated as of March 24, 2004, between American Oriental Bioengineering, Inc. and Tony Liu (incorporated by reference to the Report on Form 10KSB, Commission File No.000-29785, filed with the Commission on April 15, 2004).

10.4 Employment Agreement, dated as of March 24, 2004, between American Oriental Bioengineering, Inc. and Lily Li (incorporated by reference to the Report on Form 10KSB, Commission File No.000-29785, filed with the Commission on April 15, 2004).

10.5 Employment Agreement, dated as of March 24, 2004, between American Oriental Bioengineering, Inc. and Jun Min (incorporated by reference to the Report on Form 10KSB, Commission File No.000-29785, filed with the Commission on April 15, 2004).

10.6 Employment Agreement, dated as of March 24 2004, between American Oriental Bioengineering, Inc. and Binsheng Li (incorporated by reference to the Report on Form 10KSB, Commission File No.000-29785, filed with the Commission on April 15, 2004).

10.7 Joint R&D Agreement, dated October 18, 2002, between Harbin Three Happiness Bioengineering Co., Ltd. and Heilongjiang Chinese Medical University.

10.8 Agreement, dated June 20, 2003, between Harbin Three Happiness Bioengineering Co., Ltd. and Drug clinical Study base under Harbin University of Medial Sciences.

10.9 Joint R&D Cooperation Agreement, dated January 8, 1999, between Harbin Three Happiness Bioengineering Co., Ltd. and Ocean Research Institute of the Chinese Academy of Sciences.

10.10 Technical Support Contract, dated September 10, 1999, between Harbin Three Happiness Bioengineering Co., Ltd. and Medical Plants Research Institute.

10.11 Technical Service Agreement on June 21, 2000, between Harbin Three Happiness Bioengineering Co., Ltd. and Ecological Research Institute of Chinese Academy of Sciences.

10.12 Purchase Agreement, dated September 8, 2004, by and between American Oriental Bioengineering, Inc. and the Government of Heilongjiang Province of China and Heilongjiang Songhuajiang Pharmaceutical Limited (incorporated by reference to the Current Report on Form 8-K Commission File No. 000-29785, filed with the Commission on September 14, 2004).

16 Letter on Change in Certifying Accountant (incorporated by reference to the Report on Form 8K, Commission File No.000-29785, filed with the Commission on February 13, 2004).

21.1              Subsidiaries of the Registrant.

23.1 Consent of Weinberg & Company, P.A., Independent Registered Public Accountanting Firm.

23.2              Consent of Beckley Singleton CHTD.

         ITEM 28. Undertakings.

         The undersigned Registrant hereby undertakes the following:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                 (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

                 (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in this Registration Statement; and

                 (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement, or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment to this Registration Statement any of the securities being registered which remain unsold at the termination of this offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the General Corporation Law of Nevada, the Articles of Incorporation, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or person controlling the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or person controlling the Registrant in connection with any securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Harbin, People's Republic of China, on the date specified below.

         Dated: Apriil 14, 2005

                                       AMERICAN ORIENTAL BIOENGINEERING, INC.

                                      By: /s/ Tony Liu
                                          -----------------------------------
                                          Name: Tony Liu
                                          Title: Chief Executive Officer

                                POWER OF ATTORNEY

         We, the undersigned directors and officers of American Oriental Bioengineering, Inc., do hereby constitute and appoint Tony Liu, acting individually, our true and lawful attorney and agent, to do any and all acts and things in our name and behalf in our capacities as directors and officers, and to execute any and all instruments for us an d in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) hereof; and we do hereby ratify and confirm all that the said attorney and agent shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                   TITLE                                   DATE
---------                   -----                                   ----

/s/ Tony Liu                Chairman and Chief Executive Officer    April 14, 2005
-----------------------
Tony Liu

/s/ Lily Li                 Chief Financial Officer                 April 14, 2005
-----------------------     Chief Operations Office, Director
Lily Li

/s/ Jun Min                 Director, Vice President                April 14, 2005
-----------------------
Jun Min

/s/ Binsheng Li             Director, Chief Accounting Officer      April 14, 2005
-----------------------
Binsheng Li

                                  EXHIBIT INDEX

                     AMERICAN ORIENTAL BIOENGINEERING, INC.

        The following exhibits are included as part of this Registration Statement.

Exhibit No.      Description
-----------      -----------

3.1 Amendment and Restatement of Articles of Incorporation of American Oriental Bioengineering, Inc.

3.2 Bylaws of American Oriental Bioengineering, Inc. (incorporated by reference to the Report on Form 10KSB, Commission File No.000-29785, filed with the Commission on April 15, 2004)

4.1 American Oriental Bioengineering, Inc. 2003 Stock Option Plan (incorporated by reference to the Report on Form 10KSB, Commission File No.000-29785, filed with the Commission on April 15, 2004).

5.1               Legal opinion of Beckley Singleton CHTD, attorneys at law.

10.1 Subscription Agreement, dated as of November 23, 2004, between the Company and the Subscribers.

10.2 Purchase Agreement, dated as of September 8, 2004, between the Company and HSPL (incorporated by reference to the Report on Form 8K, Commission File No.000-29785, filed with the Commission on September 14, 2004).

10.3 Employment Agreement, dated as of March 24, 2004, between American Oriental Bioengineering, Inc. and Tony Liu (incorporated by reference to the Report on Form 10KSB, Commission File No.000-29785, filed with the Commission on April 15, 2004).

10.4 Employment Agreement, dated as of March 24, 2004, between American Oriental Bioengineering, Inc. and Lily Li (incorporated by reference to the Report on Form 10KSB, Commission File No.000-29785, filed with the Commission on April 15, 2004).

10.5 Employment Agreement, dated as of March 24, 2004, between American Oriental Bioengineering, Inc. and Jun Min (incorporated by reference to the Report on Form 10KSB, Commission File No.000-29785, filed with the Commission on April 15, 2004).

10.6 Employment Agreement, dated as of March 24 2004, between American Oriental Bioengineering, Inc. and Binsheng Li (incorporated by reference to the Report on Form 10KSB, Commission File No.000-29785, filed with the Commission on April 15, 2004).

10.7 Joint R&D Agreement, dated October 18, 2002, between Harbin Three Happiness Bioengineering Co., Ltd. and Heilongjiang Chinese Medical University.

10.8 Agreement, dated June 20, 2003, between Harbin Three Happiness Bioengineering Co., Ltd. and Drug clinical Study base under Harbin University of Medial Sciences.

10.9 Joint R&D Cooperation Agreement, dated January 8, 1999, between Harbin Three Happiness Bioengineering Co., Ltd. and Ocean Research Institute of the Chinese Academy of Sciences.

10.10 Technical Support Contract, dated September 10, 1999, between Harbin Three Happiness Bioengineering Co., Ltd. and Medical Plants Research Institute.

10.11 Technical Service Agreement on June 21, 2000, between Harbin Three Happiness Bioengineering Co., Ltd. and Ecological Research Institute of Chinese Academy of Sciences.

10.12 Purchase Agreement, dated September 8, 2004, by and between American Oriental Bioengineering, Inc. and the Government of Heilongjiang Province of China and Heilongjiang Songhuajiang Pharmaceutical Limited (incorporated by reference to the Current Report on Form 8-K Commission File No. 000-29785, filed with the Commission on September 14, 2004).

16 Letter on Change in Certifying Accountant (incorporated by reference to the Report on Form 8K, Commission File No.000-29785, filed with the Commission on February 13, 2004).

21.1              Subsidiaries of the Registrant.

23.1 Consent of Weinberg & Company, P.A., Independent Registered Public Accountanting Firm.

23.2              Consent of Beckley Singleton CHTD.